UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

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☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

National Research Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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Preliminary Proxy Statement – Subject to Completion

National Research Corporation

D/B/A NRC Health

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held November [●], 2017

To the Shareholders of

National Research Corporation:

NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of National Research Corporation (the “Company,” “we,” “us” or “our”) will be held on [●], November [●], 2017, at [●], local time, at our corporate offices located at 1245 Q Street, Lincoln Nebraska 68508, for the following purposes:

1.     To approve an amendment to the Company’s Amended and Restated Articles of Incorporation to effect a reverse stock split of our class B common stock, with such split being exempted from the application of any provision in our Amended and Restated Articles of Incorporation to the contrary, including, without limitation, Section B(4) of Article 2 (the “Reverse Split”), at a ratio of 1-for-1,764,560 and the repurchase of the resulting fractional shares held by each holder of class B common stock with less than one share of class B common stock after the Reverse Split.

2.     To approve an amendment to the Company’s Amended and Restated Articles of Incorporation to effect a forward stock split of the remaining class B common stock, with such split being exempted from the application of any provision in our Amended and Restated Articles of Incorporation to the contrary, including, without limitation, Section B(4) of Article 2 (the “Forward Split” and collectively with the Reverse Split and the repurchase of the resulting fractional shares, the “Proposed Transaction”), at a ratio of 1,764,560-for-1 immediately following the Reverse Split.

As a result of the Proposed Transaction, (a) each shareholder owning less than one share of class B common stock after the Reverse Split will receive $53.44 in cash, without interest, for each class B common share owned by such shareholder immediately prior to the Reverse Split and will no longer be a holder of class B common stock, and (b) the sole remaining holder of one or more shares of class B common stock after the Reverse Split, Michael D. Hays, our founder, chief executive officer and a director, will continue to hold class B common stock equal to the number of shares of class B common stock he held immediately prior to the effective date of the Reverse Split. The Proposed Transaction is designed to eliminate the current public market trading confusion relating to the Company’s two classes of common stock (the class A common stock and class B common stock) and to provide a timely and cost-effective liquidity event for the holders of our class B common stock, other than Mr. Hays. Mr. Hays agreed to not have his shares of class B common stock be cashed out in the Reverse Split so the Company could maintain a moderate debt burden as a result of the Proposed Transaction. Forms of the proposed amendments to the Company’s Amended and Restated Articles of Incorporation to effect the Reverse Split and the Forward Split are attached as Appendix A and Appendix B, respectively, to the accompanying proxy statement. Although both the Reverse Split and the Forward Split will be voted on separately, the Company will not implement either the Reverse Split or the Forward Split unless both are approved by the Company’s shareholders and the Board of Directors gives final approval to implement them.

The Company’s Board of Directors has carefully considered and unanimously determined that the Proposed Transaction is advisable, fair to and in the best interests of the Company’s shareholders, and recommends that the Company’s shareholders vote “FOR” the Reverse Split and “FOR” the Forward Split.

The close of business on October [●], 2017, has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof.

A proxy card for the meeting and a proxy statement are enclosed herewith.

By Order of the Board of Directors
NATIONAL RESEARCH CORPORATION

Kevin R. Karas
Secretary

Lincoln, Nebraska

October [●], 2017

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on November [●], 2017. The National Research Corporation notice of meeting, proxy statement and proxy card for the Special Meeting of Shareholders, as well as a Schedule 13E-3 filed by the Company on [●], 2017, are available at https://www.rdgir.com/national-research-corporation.

YOUR VOTE IS IMPORTANT NO MATTER HOW LARGE OR SMALL YOUR HOLDINGS MAY BE. TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE DATE THE ENCLOSED PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS, SIGN EXACTLY AS YOUR NAME APPEARS THEREON AND RETURN IMMEDIATELY.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE PROPOSED TRANSACTION, PASSED UPON THE MERITS OR FAIRNESS OF THE PROPOSED TRANSACTION, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

National Research Corporation

D/B/A NRC Health

1245 Q Street

Lincoln, Nebraska 68508

PROXY STATEMENT

FOR

SPECIAL MEETING OF SHAREHOLDERS

To Be Held November [●], 2017

This proxy statement is being furnished to shareholders by the Board of Directors (the “Board”) of National Research Corporation, doing business as NRC Health (the “Company,” “we,” “us” or “our”), beginning on or about October [●], 2017, in connection with a solicitation of proxies by the Board for use at the Special Meeting of Shareholders to be held on [●], November [●], 2017, at [●], local time, at our corporate offices located at 1245 Q Street, Lincoln Nebraska 68508, and all adjournments or postponements thereof (the “Special Meeting”), for the purposes set forth in the attached Notice of Special Meeting of Shareholders.

Execution of a proxy given in response to this solicitation will not affect a shareholder’s right to attend the Special Meeting and to vote in person. Presence at the Special Meeting of a shareholder who has signed a proxy does not in itself revoke a proxy. Any shareholder giving a proxy may revoke it at any time before it is exercised by giving notice thereof to the Company in writing or in open meeting.

A proxy card, in the enclosed form, which is properly executed, duly returned to the Company and not revoked, will be voted in accordance with the instructions contained therein. The shares represented by executed but unmarked proxies will be voted as follows:

●

FOR approval of an amendment to the Company’s Amended and Restated Articles of Incorporation (the “Articles”) to effect a reverse stock split of our class B common stock, with such split being exempted from the application of any provision in our Articles to the contrary, including, without limitation, Section B(4) of Article 2 (the “Reverse Split”), at a ratio of 1-for-1,764,560 and the repurchase of the resulting fractional shares held by each holder of class B common stock with less than one share of class B common stock after the Reverse Split; and

●

FOR approval of an amendment to the Company’s Articles to effect a forward stock split of the remaining class B common stock, with such split being exempted from the application of any provision in our Articles to the contrary, including, without limitation, Section B(4) of Article 2 (the “Forward Split” and collectively with the Reverse Split and the repurchase of the resulting fractional shares, the “Proposed Transaction”), at a ratio of 1,764,560-for-1 immediately following the Reverse Split.

Other than the approval of the Reverse Split and the Forward Split, the Board has no knowledge of any matters to be presented for action by the shareholders at the Special Meeting.

Only holders of record of the Company’s class A common stock and class B common stock (sometimes referred to collectively as the “Common Stock”) at the close of business on October [●], 2017 (the “Record Date”) are entitled to vote at the Special Meeting. On that date, the Company had outstanding and entitled to vote: (a) [●] shares of class A common stock, each of which is entitled to one-one-hundredth (1/100th) of one vote per share, with an aggregate of [●] votes; and (b) [●] shares of class B common stock, each of which is entitled to one vote per share, with an aggregate of [●] votes. The presence of a majority of the votes entitled to be cast by each “voting group” shall constitute a quorum for the purpose of transacting business at the Special Meeting. See the section entitled “Meeting and Voting Information— Voting Groups; Required Votes; Quorum; Abstentions; Broker Non-Votes” for additional information about the voting groups entitled to vote at the Special Meeting. Abstentions and broker non-votes will be counted as present in determining whether there is a quorum of each voting group.

Although both the Reverse Split and the Forward Split will be voted on separately, the Company will not implement either the Reverse Split or the Forward Split unless both are approved by all required votes of the Company’s shareholders and the Board gives final approval to implement them.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE PROPOSED TRANSACTION, PASSED UPON THE MERITS OR FAIRNESS OF THE PROPOSED TRANSACTION, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

TABLE OF CONTENTS

SUMMARY TERM SHEET	5
The Company	5
The Proposed Transaction	5
Purpose of the Proposed Transaction	6
Effects of the Reverse Split	7
Effects of the Forward Split	8
Interests of Officers, Directors and Affiliates of the Company	8
Fairness of the Proposed Transaction	9
Votes Required for Approval of the Proposed Transaction at the Special Meeting	10
Effectiveness of the Proposed Transaction	11
Financing for the Reverse Split	11
Dissenters’ Rights	12
Tax Information	12
Other Matters	12

QUESTIONS AND ANSWERS ABOUT THE PROPOSED TRANSACTION AND THE SPECIAL MEETING	13

PROPOSALS — REVERSE SPLIT AND FORWARD SPLIT	15
Board Recommendation	15
Summary and Structure	15

SPECIAL FACTORS	16
Purpose of the Proposed Transaction	16
Background of the Proposed Transaction	17
Reasons for the Proposed Transaction	21
Effects of the Proposed Transaction	23
Strategic Alternatives Considered By the Board	29
How the Board Will Determine Whether to Effect the Proposed Transaction	30
Fairness of the Proposed Transaction	31

ADDITIONAL INFORMATION REGARDING THE PROPOSED TRANSACTION	36
Special Interests of the Affiliated Persons	36
Shareholder Approval	37
Effective Date	37
Payment for Fractional Shares	38
Unavailability of Appraisal or Dissenters’ Rights	38
Source and Amount of Funds and Expenses	39
Material U.S. Federal Income Tax Consequences	41
Escheat Laws	43
Accounting Treatment	44
Regulatory Approvals	44

MEETING AND VOTING INFORMATION	44
Time and Place	44
Who May Vote	44
Voting	45
Revoking Your Voting Instructions to Your Proxy Holders	45

Voting Groups; Required Votes; Quorum; Abstentions; Broker Non-Votes	45

INFORMATION ABOUT THE COMPANY	46

MARKET PRICE OF COMMON STOCK	47
Market Information	47
Shareholders	47
Common Stock Repurchase Information	47
Purchases/Sales of Class B Common Stock by Directors and Executive Officers	48

FINANCIAL INFORMATION	48
Historical Financial Statements	48
Pro Forma Consolidated Financial Statements (Unaudited)	48

EXECUTIVE OFFICERS AND DIRECTORS	53

PRINCIPAL SHAREHOLDERS	55

TRANSACTIONS WITH RELATED PERSONS	56

AVAILABLE INFORMATION	56

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	57

FORWARD-LOOKING STATEMENTS	57

MISCELLANEOUS	58
Expenses	58
Shareholder Proposals	59
Multiple Shareholders Sharing the Same Address	60

Appendix A – PROPOSED FORM OF REVERSE STOCK SPLIT AMENDMENT	A-1

Appendix B – PROPOSED FORM OF FORWARD STOCK SPLIT AMENDMENT	B-1

SUMMARY TERM SHEET

The following is a summary of the material terms of the Proposed Transaction, which terms are described in greater detail elsewhere in this proxy statement. You are urged to read carefully the remainder of this proxy statement for a more complete description of all material information regarding the Proposed Transaction. We have included section references to direct you to a more complete description of the topics described in this summary.

The Company

The Company is a Wisconsin corporation headquartered in Lincoln, Nebraska. The Company’s outstanding stock is divided into two classes of common stock: class A common stock and class B common stock, both of which are currently traded on the NASDAQ Global Market (“Nasdaq”) under the symbols “NRCIA” and “NRCIB,” respectively. Please see the section of this proxy statement entitled “Information About the Company” for a more detailed discussion of the Company and its business.

The Proposed Transaction

Our Board, which is comprised of four independent directors in addition to Michael D. Hays, our founder, majority shareholder and chief executive officer (sometimes referred to herein as “Mr. Hays”), has reviewed and recommended, and has unanimously approved, a 1-for-1,764,560 Reverse Split of our class B common stock, followed immediately by a 1,764,560-for-1 Forward Split of the class B common stock. To be effective, the Proposed Transaction must be duly approved by holders of our outstanding class A common stock, class B common stock, and class A common stock and class B common stock together as a single class, voting at a meeting at which a quorum of each such “voting group” is present in person or by proxy. Mr. Hays and the Michael and Karen Hays Grandchildren’s Trust dated March 9, 2009 (the “Grandchildren’s Trust”), which individually or collectively hold a majority of our class A common stock and class B common stock, have informed us that they intend to be present for and vote in favor of the Proposed Transaction (both the Reverse Split and the Forward Split). In addition, our other executive officers and directors have indicated to us that they intend to vote in favor of the Proposed Transaction. Accordingly, the Proposed Transaction is expected to be approved. The Proposed Transaction is conditioned upon the closing of financing to fund the Proposed Transaction. Please see the section entitled “Additional Information Regarding the Proposed Transaction – Source and Amount of Funds and Expenses” beginning on page 39 for a more detailed discussion of the credit facilities with which we expect to partially fund the costs of the Proposed Transaction.

The Proposed Transaction will consist of the following steps:

●

The Proposed Transaction will take effect on the date (the “Effective Date”) that the State of Wisconsin accepts for filing Articles of Amendment to our Articles (one amendment effecting the Reverse Split and a second amendment effecting the Forward Split as discussed in the section entitled “Proposals – Reverse Split and Forward Split – Summary and Structure” beginning on page 15), or on any later date that we may specify in our Articles of Amendment.

●	On the Effective Date, we will first effect a 1-for-1,764,560 Reverse Split of our class B common stock.

●

Each holder of less than one whole share of class B common stock after the Reverse Split will receive cash instead of a fractional share and will no longer be a holder of class B common stock. If such holders do not hold our class A common stock, they will no longer be shareholders of the Company. We will pay to each of these fractional shareholders $53.44 in cash, without interest (the “Cash-Out Price”), for each share of class B common stock held by such shareholder immediately before giving effect to the Reverse Split. See the section entitled “Fairness of the Proposed Transaction – Fairness of the Substance of the Proposed Transaction – Current and Historical Market Prices” beginning on page 31 for more information on how we determined the Cash-Out Price.

●	On the Effective Date, following the completion of the Reverse Split, we will effect a 1,764,560-for-1 Forward Split of the class B common stock.

●

The sole remaining holder of one or more shares of class B common stock immediately after the Reverse Split, Mr. Hays, will not be entitled to receive any cash for his shares of class B common stock in the Reverse Split and will instead participate in the Forward Split, resulting in Mr. Hays holding the same number of shares after the Forward Split as he held immediately prior to the Reverse Split. As a result, the total number of shares of our class B common stock Mr. Hays directly holds will not change following the Proposed Transaction. As discussed in more detail in the section entitled “Special Factors – Reasons for the Proposed Transaction” beginning on page 21, Mr. Hays agreed to not have his shares of class B common stock be cashed out in the Reverse Split so the Company could maintain a moderate debt burden as a result of the Proposed Transaction. In connection with the Proposed Transaction, Mr. Hays will, however, receive approximately $208,000 as a result of the cashing out of his class B common stock options.

Please see the section entitled “Proposals – Reverse Split and Forward Split – Summary and Structure” beginning on page 15 for a more detailed discussion of the Proposed Transaction.

Purpose of the Proposed Transaction

The Proposed Transaction is designed to eliminate the current public market trading confusion relating to the Company’s two classes of common stock (the class A common stock and class B common stock) and to provide a timely and cost-effective liquidity event for the holders of our class B common stock, other than Mr. Hays. We also expect that the liquidity of our class A common stock will be positively affected by the Proposed Transaction over time due to the elimination of the confusion in the public market regarding our dual class structure.

The Proposed Transaction will delist the class B common stock from trading on Nasdaq and deregister and suspend our reporting obligations with respect to the class B common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As a result of the Proposed Transaction, our class B common stock will no longer be quoted on Nasdaq. Our class A common stock, however, will continue to be traded on Nasdaq and we will continue to have reporting obligations under the Exchange Act. The Board has concluded that the Proposed Transaction is fair to, and in the best interests of, all of our shareholders, including those being cashed out pursuant to the terms of the Proposed Transaction.

In 2013, the Board approved, and the shareholders adopted, a recapitalization plan (the “2013 Recapitalization “) pursuant to which we (i) established two classes of common stock, each of which is currently publicly traded on Nasdaq, consisting of a new class of common stock with 1/100th of a vote per share and with the right to receive 1/6th of the dividend, if any, paid on the other class of common stock, designated as class A common stock, and a new class of common stock with one vote per share and with the right to receive six times the dividend, if any, paid on the other class of common stock, designated as class B common stock, (ii) issued a dividend of three shares of class A common stock for each share of our then-existing common stock and (iii) reclassified each share of the then existing common stock as one-half of one share of class B common stock. The reasoning and desired effects of the 2013 Recapitalization included increasing liquidity of our publicly traded shares and expanding our institutional ownership base, enhancing shareholder value, and increasing flexibility for us and our shareholders.

Since the 2013 Recapitalization was implemented, however, we have received negative commentary from shareholders concerning our dual class common stock structure, especially the disconnect in valuation of the two classes of common stock given the 6-to-1 dividend differential and the “equal status” provision of our Articles whereby both the class A common stock and the class B common stock receive equal consideration in the event of certain extraordinary transactions, such as a sale of the Company. In addition, there has been a lack of comparable research coverage for each of the two classes and minimal trading in the class B common stock. Accordingly, we and our shareholders have not realized certain benefits that were anticipated in implementing the 2013 Recapitalization, such as increased liquidity of our publicly traded shares.

Our reasons for proposing the Proposed Transaction include:

●

Addressing the existing confusion in the public market surrounding our dual class common stock structure by delisting and deregistering the class B common stock, with the expectation of increasing liquidity in our class A common stock over time.

●

Providing a cost-effective liquidity event for shareholders holding less than 1,764,560 shares of class B common stock at a time when our class B common stock is trading at or near an all-time high, without encumbering our operations and growth prospects with excessive debt.

●	Increasing the earnings per share of our class A common stock.

●	Increasing the percentage of total dividends payable to the class A common stock from 49.6% before the Proposed Transaction to 66.4% after the Proposed Transaction.

Please see the sections entitled “Special Factors – Purpose of the Proposed Transaction” beginning on page 16 and “Special Factors – Reasons for the Proposed Transaction” beginning on page 21 for a more detailed description of the purpose of and reasons for the Proposed Transaction.

Effects of the Reverse Split

As a result of the Reverse Split:

●

The number of record holders of our class B common stock will be reduced to one, which will allow us to terminate the registration of our class B common stock under the Exchange Act. In addition, shares of our class B common stock will no longer be quoted on Nasdaq and trades in such shares would only be possible through privately negotiated transactions. The repurchased fractional shares would be retired.

●

Our class A common stock is not and will not be directly affected by the Proposed Transaction. The class A common stock will continue to be traded on Nasdaq and we will continue to have reporting obligations under the Exchange Act with respect to our class A common stock.

●

Holders of less than one share of our class B common stock after effecting the Reverse Split will receive cash in exchange for their shares of our class B common stock and will no longer be holders of class B common stock. If such holders do not hold our class A common stock, they will no longer have any ownership interest in us and shall cease to participate in any of our future earnings or growth. The Cash-Out Price will be equal to $53.44, without interest, for each share of class B common stock held by such shareholders immediately before giving effect to the Reverse Split.

●	The sole remaining holder of one share or more of our class B common stock after effecting the Reverse Split, Mr. Hays, will not receive any payment for his shares in the Reverse Split.

●

The rights of the holders of class A common stock to be treated equally in the Reverse Split under our Articles, including, without limitation, Section B(4) of Article 2 of our Articles, will be waived pursuant to the amendment to our Articles giving effect to the Reverse Split.

Please see the section entitled “Special Factors – Effects of the Proposed Transaction” beginning on page 23 for a more detailed description of the effects of the Reverse Split.

Effects of the Forward Split

●

Mr. Hays, the sole remaining holder of one share or more of our class B common stock after the Reverse Split will, as a result of the Forward Split, continue to hold the same number of shares as he did before the Reverse Split. The Forward Split is necessary to restore the class B common stock to its relative pre-split rights under our Articles, which provide that the class B common stock is entitled to one vote per share (relative to 1/100th of one vote per share that the class A common stock is entitled to) and 6 times the dividends paid on class A common stock.

●

Holders of less than one share of our class B common stock after the Reverse Split will receive cash in exchange for their shares of our class B common stock and will not be included in the Forward Split.

●

The rights of the holders of class A common stock to be treated equally in the Forward Split under our Articles, including, without limitation, Section B(4) of Article 2 of our Articles, will be waived pursuant to the amendment to our Articles giving effect to the Forward Split.

Please see the section entitled  "Special Factors - Effects of the Proposed Transaction” beginning on page 23 for a more detailed description of the effects of the Forward Split.

Interests of Officers, Directors and Affiliates of the Company

As of the Record Date, Mr. Hays, our founder, chief executive officer and a director, owned approximately 26% of our class A common stock and 1,973,205 shares, or approximately 56%, of our class B common stock, and that collectively constituted approximately 54% of the Company’s total voting power. As a result, Mr. Hays is our controlling shareholder. Mr. Hays has participated in Board discussions relating to the approval of the Proposed Transaction. However, the independent directors, who constitute four of our five directors, met separately, without Mr. Hays, six times to discuss the Proposed Transaction and they also fully participated in the Board meetings and deliberations with Mr. Hays. Each independent director approved the terms and conditions of the Proposed Transaction.

As of the Record Date, the Grandchildren’s Trust, which was originally established by and received all of its shares of Common Stock from Mr. Hays, owned approximately 28% of our class A common stock and 125,355 shares, or approximately 3.5%, of our class B common stock, and that collectively constituted approximately 5% of the Company’s total voting power. In connection with, but incidental to, the Proposed Transaction, Mr. Hays and the Grandchildren’s Trust will effect a stock swap pursuant to which the Grandchildren’s Trust will receive 208,645 shares of class B common stock from Mr. Hays in return for the Grandchildren’s Trust transferring to Mr. Hays an equivalent value amount of shares of class A common stock (the “Swap”). The Swap is being effected in order to provide the Grandchildren’s Trust with a liquidity event in connection with the Proposed Transaction on the same basis as all other holders of class B common stock (except Mr. Hays), and will result in the Grandchildren’s Trust receiving a larger payment from the Company in the Reverse Split since it will own 208,645 more shares of class B common stock after the Swap that will be cashed out in the Reverse Split.

In light of the elimination of all shares of class B common stock in the Proposed Transaction (other than the shares that will continue to be held by Mr. Hays), the Compensation Committee of the Board, which is comprised solely of three independent directors, determined that it was in the best interests of the Company and its shareholders to eliminate all equity awards tied to the class B common stock. See the section entitled “Special Factors— Background of the Proposed Transaction” beginning on page 17 for further discussion of the Board’s deliberation with respect to outstanding equity awards tied to our class B common stock. Accordingly, all outstanding options to purchase class B common stock and restricted shares of class B common stock, will, immediately prior to the Effective Date of the Proposed Transaction, vest in full and be paid out as if they were cashed out pursuant to the Reverse Split. As a result, all of our directors and executive officers, as well as all other Company associates (i.e., employees) with existing equity awards tied to the class B common stock, including Mr. Hays, will receive a payment from us in connection with the Proposed Transaction to cash out their class B common stock equity awards.

Please see the sections entitled  “Special Factors — Effects of the Proposed Transaction — Effect on the Company” beginning on page 26, “Special Factors — Fairness of the Proposed Transaction — Procedural Fairness” beginning on page 34 and “Additional Information Regarding the Proposed Transaction — Special Interests of the Affiliated Persons” beginning on page 36.

Fairness of the Proposed Transaction

The Board has unanimously approved the Proposed Transaction. The independent members of the Board, as well as the full Board including Mr. Hays acting as a director, has determined that the Proposed Transaction and the price to be paid for the fractional shares resulting from the Reverse Split are substantively and procedurally fair to and in the best interest of us and our unaffiliated shareholders (including both unaffiliated shareholders who will remain holders of our class A common stock and those whose entire interest will be cashed out).

The independent members of the Board, as well as the full Board including Mr. Hays acting as a director, considered various factors regarding the substantive fairness of the Proposed Transaction to us and our unaffiliated shareholders, including the following:

●	The Proposed Transaction is expected to reduce or eliminate market confusion and shareholder concerns regarding the Company’s dual class common stock structure.

●

The shareholders of class B common stock will experience a liquidity event while the class B common stock is trading at or near an all-time high, without paying any brokerage or service fees, commissions or other transaction costs.

●	The Cash-Out Price is based on historical market prices of the class B common stock.

●	Shareholders may participate in future increases in the value of the Company by purchasing our class A common stock which will remain listed with Nasdaq after the Proposed Transaction.

●	The Company can address shareholder concerns on the dual class common stock structure while maintaining a moderately leveraged capital structure.

●	Shareholders whose interests are cashed out in the Proposed Transaction will not be able to participate in any future increases in the value of our class B common stock.

The independent members of the Board, as well as the full Board including Mr. Hays acting as a director, also considered various factors regarding the procedural fairness of the Proposed Transaction to us and our unaffiliated shareholders, including the following:

●

The Proposed Transaction was unanimously approved by our independent directors, each of whom the Board determined had the independence and experience to fairly represent the interests of the unaffiliated shareholders and had a sufficient opportunity to discuss and form his or her own conclusions as to the fairness of the Proposed Transaction. The independent directors comprise well more than a majority of the Board, representing four out of the five directorships.

●	Unaffiliated and affiliated shareholders will be treated the same in the Proposed Transaction.

In determining that the Proposed Transaction is procedurally fair to the Company and unaffiliated shareholders, the Board did not retain a representative or advisor on behalf of the unaffiliated shareholders since the Board concluded that the procedural safeguards described above were already sufficient safeguards without the expense of retaining an external representative or advisor, particularly since unaffiliated and affiliated shareholders would be treated the same in the Proposed Transaction. In addition, and as further discussed on page 34 under the heading “Special Factors — Fairness of the Proposed Transaction — Procedural Fairness,” the Board determined not to condition approval of the Proposed Transaction on approval by a majority of our unaffiliated shareholders. The Board also considered that, as of the Record Date, approximately [●]% of our outstanding class B common stock is held by non-affiliates, and allowing a minority of investors to make a determination with respect to the Proposed Transaction alone would not be in the best interests of the Company and the shareholders. The Board was also concerned that shareholders representing disproportionately few shares could unduly influence the vote, especially if minority shareholder participation in the voting were limited.

Please see the section entitled “Special Factors — Fairness of the Proposed Transaction” beginning on page 31 for a more detailed analysis regarding the fairness of the Proposed Transaction.

Votes Required for Approval of the Proposed Transaction at the Special Meeting

Under Wisconsin law and the Company’s Articles, the following three “voting groups” must approve both the Reverse Split and the Forward Split: (1) the holders of the class A common stock and the class B common stock, voting together as a single class; (2) the holders of the class A common stock, voting separately as an independent voting group; and (3) the holders of the class B common stock, voting separately as an independent voting group. Assuming a quorum of each voting group is present at the Special Meeting, the number of votes cast within the voting group for approval of each of the Reverse Split and the Forward Split must exceed the number of votes cast against it.

As a result of his stock holdings, Mr. Hays has the power to approve, on behalf of both the holders of the class B common stock and the holders of the class A and class B common stock, voting together as a group, both the Reverse Split and the Forward Split without the affirmative vote of any other shareholder. In addition, Mr. Hays and the Grandchildren’s Trust, as a result of their collective stock holdings, have the power to approve, on behalf of the holders of the class A common stock, both the Reverse Split and the Forward Split without the affirmative vote of any other shareholder. Mr. Hays and the Grandchildren’s Trust have indicated to us that they intend to vote “FOR” both the Reverse Split and the Forward Split. Please see the sections entitled “Principal Shareholders” beginning on page 55, “Special Factors — Effects of the Proposed Transaction — Effect on Affiliated Holders of 1,764,560 or More Shares of Class B Common Stock and Remaining Holders of Class A Common Stock and Class B Common Stock Generally” beginning on page 28 and “Additional Information Regarding the Proposed Transaction — Shareholder Approval” beginning on page 37.

Effectiveness of the Proposed Transaction

We anticipate that the Reverse Split and the Forward Split will be effected as soon as practicable on or after the date of the Special Meeting. Please see the sections entitled “Additional Information Regarding the Proposed Transaction — Effective Date” beginning on page 37 and “Additional Information Regarding the Proposed Transaction – Payment for Fractional Shares” beginning on page 38.

Financing for the Reverse Split

●

We estimate that approximately $101 million will be required to pay for the fractional shares of class B common stock resulting from the Reverse Split and for cashing out the holders of options to purchase class B common stock and restricted shares of class B common stock in connection with the Proposed Transaction, and that we will incur approximately $1.175 million in expenses relating to the evaluation of various alternatives, including the Proposed Transaction, the preparation and distribution of this proxy statement, and the financing and consummation of the Proposed Transaction. These amounts could be larger or smaller depending on, among other things, the number of shares that will be outstanding as a result of purchases, sales, and other transfers of shares of class B common stock by our shareholders and the number of shares that are actually cashed out in the Proposed Transaction, or an increase or decrease in the costs and expenses of the Proposed Transaction.

●

We anticipate that the costs of the Proposed Transaction will be funded with approximately $31 million of cash on hand and $70 million of borrowings under a new credit facility to be entered into with First National Bank of Omaha (“FNB”). We have received a commitment letter from FNB with respect to funding $70 million toward the Proposed Transaction and expect to enter into definitive agreements contemporaneously with the Special Meeting to approve the Proposed Transaction. However, we do not currently have any definitive agreements with FNB to loan funds to us to fund the costs of the Proposed Transaction.

●

On September 18, 2017, we entered into a commitment letter (as amended, restated, supplemented, or modified from time to time, the “Commitment Letter”) with FNB, which expires on December 29, 2017, to provide (i) a senior secured term loan of $70 million (the “Term Loan”), (ii) a senior secured delayed draw term loan facility of $20 million (the “Delayed Draw Term Loan”) and (iii) a senior secured revolving line of credit facility in an amount equal to $10 million (the “Line of Credit” and, collectively with the Term Loan and the Delayed Draw Term Loan, the “Credit Facilities”), in each case subject to the terms and conditions set forth in the Commitment Letter, as further described in the section entitled “Additional Information Regarding the Proposed Transaction – Source and Amount of Funds and Expenses” beginning on page 39. Should we enter into definitive documentation relating to the Credit Facilities with FNB, we will use the Term Loan to fund, in part, the Reverse Split, the cashing out of outstanding stock options and restricted shares tied to the class B common stock and the costs of the Proposed Transaction. The Delayed Draw Term Loan, if used, is designated to fund any future business acquisitions or repurchasing of class A common stock. We do not presently have plans for any acquisitions or class A common stock repurchases. We will use the Line of Credit to fund ongoing working capital needs and for other general corporate purposes.

●	We do not currently have any alternative financing arrangement or alternative financing plans in the event borrowings from FNB are not available.

Please see the section entitled “Additional Information Regarding the Proposed Transaction – Source and Amount of Funds and Expenses” beginning on page 39 for a more detailed discussion of the Credit Facilities and the estimated expenses of the Proposed Transaction.

Dissenters’ Rights

Under Wisconsin law, no appraisal or dissenters’ rights are available to shareholders in connection with the Proposed Transaction. Please see the section entitled “Additional Information Regarding the Proposed Transaction — Unavailability of Appraisal or Dissenters’ Rights” beginning on page 38 for a more detailed discussion of the foregoing.

Tax Information

You should be aware of and consider the potential United States federal income tax consequences of the Proposed Transaction. The tax consequences for a shareholder are governed by a number of complex rules, but, generally, a shareholder that receives cash in exchange for shares of class B common stock as a result of the Proposed Transaction will recognize a gain or loss for United States federal income tax purposes. Please see the section entitled “Additional Information Regarding the Proposed Transaction — Material U.S. Federal Income Tax Consequences” beginning on page 41 for further information.

Other Matters

Pursuant to our By-Laws, no matters may be brought before the Special Meeting other than as set forth in the attached Notice of Special Meeting of Shareholders.

QUESTIONS AND ANSWERS ABOUT THE PROPOSED TRANSACTION
AND THE SPECIAL MEETING

Q:	What is the date, time and place of the Special Meeting?

A:	The Special Meeting will be held on [●], November [●], 2017 at [●], local time, at our corporate offices located at 1245 Q Street, Lincoln Nebraska 68508.

Q:	What am I being asked to vote upon at the Special Meeting?

A:

Our shareholders will consider and vote upon the Proposed Transaction, which consists of two proposals to amend the Company’s Articles—first to effect a 1-for-1,764,560 Reverse Split and second to effect a 1,764,560-for-1 Forward Split immediately following the Reverse Split.

Q:	What is the purpose of the Proposed Transaction?

A:

The purpose of the Proposed Transaction is to eliminate the existing public market trading confusion relating to our two classes of common stock (the class A common stock and the class B common stock) and to provide a timely and cost-effective liquidity event for holders of our class B common stock, other than Michael D. Hays. We also expect that the liquidity of our class A common stock will be positively affected by the Proposed Transaction over time.

Q:	What will I receive in the Proposed Transaction?

A:

If you are the owner of fewer than 1,764,560 shares of class B common stock before the Effective Date, you will receive $53.44 in cash, without interest, from us for each share of class B common stock you own immediately prior to the Reverse Split. As of the Effective Date, it is expected that Mr. Hays will be the only owner of one or more shares of class B common stock following the Reverse Split. As such, Mr. Hays will not receive any cash payment for his shares in the Reverse Split and will continue to hold the same number of shares of class B common stock as he did immediately before the Effective Date. Mr. Hays will, however, receive approximately $208,000 as a result of the cashing out of his class B common stock options in connection with the Proposed Transaction.

Q:	When is the Proposed Transaction expected to be completed?

A:

If the Reverse Split and the Forward Split are approved at the Special Meeting, we expect the Proposed Transaction to be completed as soon as practicable thereafter. We must file amendments to our Articles with the State of Wisconsin to effect each of the stock splits in the Proposed Transaction, and we expect to complete such filings on the date of the Special Meeting.

Q:	Who is entitled to vote at the Special Meeting?

A:

Only holders of record of the Company’s class A common stock and class B common stock at the close of business on the Record Date (i.e., October [●], 2017) are entitled to vote at the Special Meeting. Each share of class A common stock is entitled to one-one-hundredth (1/100th) of one vote and each share of class B common stock is entitled to one vote.

Q:	What votes are required by our shareholders to approve the Proposed Transaction?

A:

Under Wisconsin law and our Articles, the following three “voting groups” must approve the Proposed Transaction (both the Reverse Split and the Forward Split): (1) the holders of the class A common stock and the class B common stock, voting together as a single class; (2) the holders of the class A common stock, voting separately as an independent voting group; and (3) the holders of the class B common stock, voting separately as an independent voting group. Assuming a quorum of each voting group is present at the Special Meeting, the number of votes cast within the voting group for approval of each of the Reverse Split and the Forward Split must exceed the number of votes cast against it.

Q:	What happens if I do not return my proxy card?

A:	Unless you vote in person, a failure to return your proxy card will neither constitute a vote “FOR” or a vote “AGAINST” the Reverse Split and the Forward Split.

Q:	How do I vote?

A:

If a broker, bank or other nominee holds your shares, you will receive instructions from them that you must follow in order to have your shares voted. If a bank, broker or other nominee holds your shares and you wish to attend the Special Meeting and vote in person, you must obtain a “legal proxy” from the record holder of the shares giving you the right to vote the shares.

If you hold your shares in your own name as a holder of record, you may instruct the proxy holders how to vote your shares by completing, signing and dating the enclosed proxy card where indicated and by mailing or otherwise returning the card to us before the Special Meeting. This proxy statement, including Appendix A and Appendix B hereto, the proxy card and any other proxy solicitations materials will be available on the Internet at https://www.rdgir.com/national-research-corporation. The proxy holders will vote your shares in accordance with your instructions. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted ‘FOR” the Reverse Split and “FOR” the Forward Split. Of course, you may also choose to attend the meeting and vote your shares in person.

Q:	Can I change my vote after I have mailed my proxy card?

A:

Yes. You may change your proxy instructions at any time before your proxy is voted at the Special Meeting. If you are a holder of record and you vote by proxy, you may later revoke your proxy instructions by:

●	sending a written statement to that effect to Kevin R. Karas, Secretary, National Research Corporation, 1245 Q Street, Lincoln, Nebraska 68508;

●	submitting a proxy card with a later date and signed as your name appears on the shareholder account; or

●	voting in person at the Special Meeting (although attendance at the meeting will not, by itself, revoke a proxy).

If a broker, bank or other nominee holds your shares and you vote by proxy, you may later revoke your proxy instructions by informing the broker, bank or other nominee in accordance with that entity’s procedures.

Q:	Will I have appraisal or dissenter’s rights in connection with the Proposed Transaction?

A:	No. Under Wisconsin law, no appraisal or dissenters’ rights are available to shareholders in connection with the Proposed Transaction.

Q:	Should I send in my class B common stock certificates now?

A:	No. If the Proposed Transaction is approved, you will receive instructions for exchanging any existing class B common stock certificates you may have for cash payment.

PROPOSALS — REVERSE SPLIT AND FORWARD SPLIT

Board Recommendation

The Board has authorized and recommends that you approve the Proposed Transaction, which consists of both (1) an amendment to the Company’s Articles to effect the 1-for-1,764,560 Reverse Split of our class B common stock and waive the application to such Reverse Split of any provision in our Articles to the contrary, including, without limitation, Section B(4) of Article 2, following which we will repurchase the resulting fractional shares held by each shareholder with less than one share of class B common stock after the Reverse Split, and (2) an amendment to the Company’s Articles to effect a 1,764,560-for-1 Forward Split of the class B common stock and waive the application to such Forward Split of any provision in our Articles to the contrary, including, without limitation, Section B(4) of Article 2, immediately following the Reverse Split. As a result of the Proposed Transaction: (a) each shareholder owning fewer than 1,764,560 shares of outstanding class B common stock immediately before the Reverse Split will receive $53.44 in cash, without interest, for each share of class B common stock owned by such shareholder immediately prior to the Reverse Split and will no longer be a holder of class B common stock; and (b) the sole remaining holder of one or more shares of class B common stock after the Reverse Split, Michael D. Hays, our founder, chief executive officer and a director, will continue to hold class B common stock equal to the number of class B common stock he held immediately prior to the effective date of the Reverse Split. The Proposed Transaction is designed to eliminate the current public market trading confusion relating to the Company’s two classes of common stock (the class A common stock and class B common stock) and to provide a liquidity event for the holders of our class B common stock, other than Mr. Hays, without a significant discount to its trading price. Mr. Hays agreed to not have his shares of class B common stock be cashed out in the Reverse Split so the Company could maintain a moderate debt burden as a result of the Proposed Transaction.

The Board has unanimously determined that the Proposed Transaction (both the Reverse Split and the Forward Split) is in the best interests of the Company and is fair to the Company’s shareholders, including those who would not retain their interest in class B common stock of the Company after the Proposed Transaction.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” APPROVAL OF THE REVERSE SPLIT AND “FOR” APPROVAL OF THE FORWARD SPLIT.

The Board reserves the right to abandon or delay the implementation of the Proposed Transaction even if the shareholders approve the Reverse Split and the Forward Split. Please see the section entitled “Special Factors — How the Board Will Determine Whether to Effect the Proposed Transaction” for a more detailed discussion of the foregoing.

Summary and Structure

The Proposed Transaction consists of two steps. First, the Company will conduct a 1-for-1,764,560 Reverse Split of the class B common stock. In the Reverse Split: (a) each lot of 1,764,560 shares of class B common stock held by a shareholder of the Company prior to the Reverse Split will be converted into one whole share of class B common stock after the Reverse Split; and (b) any shares of class B common stock held by a shareholder owning fewer than 1,764,560 shares will not be converted into a whole share and, instead, will be cancelled and exchanged for a cash payment equal to the number of shares of class B common stock held immediately prior to the Effective Date multiplied by the Cash-Out Price of $53.44, without interest. After the Reverse Split is completed, it will be followed immediately by a 1,764,560-for-1 Forward Split of the class B common stock, which will convert each whole share of class B common stock outstanding after the Reverse Split back into 1,764,560 shares of class B common stock. The Proposed Transaction is intended to take effect on the Effective Date (i.e., the date the State of Wisconsin accepts for filing Articles of Amendment to our Articles to effect the Reverse Split and the Forward Split, or any later date that we may specify in the Articles of Amendment to our Articles). Forms of the proposed amendments to our Articles to effect the Reverse Split and the Forward Split are attached to this proxy statement as Appendix A and Appendix B, respectively, and are incorporated herein by reference. Although both the Reverse Split and the Forward Split will be voted on separately, the Company will not implement either the Reverse Split or the Forward Split unless both are approved by shareholders and the Board gives final approval to implement them.

Shareholders will receive payment for their shares of class B common stock that are exchanged for cash in lieu of issuing fractional shares in accordance with the procedures described in the section entitled “Additional Information Regarding the Proposed Transaction — Payment for Fractional Shares.”

The following three “voting groups” must approve the Proposed Transaction (both the Reverse Split and the Forward Split): (1) the holders of the class A common stock and the class B common stock, voting together as a single class; (2) the holders of the class A common stock, voting separately as an independent voting group; and (3) the holders of the class B common stock, voting separately as an independent voting group. Assuming a quorum of each voting group is present at the Special Meeting, the number of votes cast within the voting group for approval of each of the Reverse Split and the Forward Split must exceed the number of votes cast against it.

After the Record Date, but prior to the Effective Date, Michael D. Hays and the Grandchildren’s Trust will effect a Swap pursuant to which the Grandchildren’s Trust will receive 208,645 shares of class B common stock from Mr. Hays in return for the Grandchildren’s Trust transferring to Mr. Hays an equivalent value amount of shares of class A common stock. The Swap is being effected in order to provide the Grandchildren’s Trust with a liquidity event in connection with the Proposed Transaction on the same basis as the other holders of class B common stock (except Mr. Hays). Mr. Hays will not receive any cash payment as a result of the Reverse Split, but his class B common stock options will, along with all other holders of the same and of restricted shares of class B common stock, immediately prior to the Effective Date of the Proposed Transaction, vest in full and be paid out as if they were cashed out in connection with the Proposed Transaction, which will result in a payment of approximately $208,000 to Mr. Hays. Please see the section entitled “Additional Information Regarding the Proposed Transaction — Special Interests of the Affiliated Persons” for additional information.

The executive officers, directors and affiliates of the Company, who, as of the Record Date, together (a) beneficially own approximately [●]% of the class A common stock entitled to vote at the Special Meeting and approximately [●]% of the class B common stock entitled to vote at the Special Meeting, and (b) have approximately [●]% of the Company’s total voting power entitled to vote at the Special Meeting, have indicated that they intend to vote in favor of each of the Reverse Split and the Forward Split.

In connection with the Proposed Transaction, we have filed, as required by the Exchange Act, a Rule 13e-3 Transaction Statement on Schedule 13E-3 (the “Schedule 13E-3”) with the Securities and Exchange Commission (“SEC”). Please see the section entitled “Available Information.”

SPECIAL FACTORS

Purpose of the Proposed Transaction

The Proposed Transaction is designed to eliminate the current public market trading confusion relating to the Company’s two classes of common stock (the class A common stock and class B common stock) and to provide a timely and cost-effective liquidity event for the holders of our class B common stock, other than Mr. Hays. We also expect that the liquidity of our class A common stock will be positively affected by the Proposed Transaction over time due to the elimination of the confusion in the public market regarding our dual class structure.

The Proposed Transaction will delist the class B common stock from trading on Nasdaq and deregister and suspend our reporting obligations with respect to the class B common stock under the Exchange Act. As a result of the Proposed Transaction, our class B common stock will no longer be quoted on Nasdaq. Our class A common stock, however, will continue to be traded on Nasdaq and we will continue to have reporting obligations under the Exchange Act. The Board has concluded that the Proposed Transaction is fair to, and in the best interests of, all of our shareholders, including those being cashed out pursuant to the terms of the Proposed Transaction.

In 2013, the Board approved, and the shareholders adopted, the 2013 Recapitalization, pursuant to which we (i) established two classes of common stock, each of which is currently publicly traded on Nasdaq, consisting of a new class of common stock with 1/100th of a vote per share and with the right to receive 1/6th of the dividend, if any, paid on the other class of common stock, designated as class A common stock, and a new class of common stock with one vote per share and with the right to receive six times the dividend, if any, paid on the other class of common stock, designated as class B common stock, (ii) issued a dividend of three shares of class A common stock for each share of our then-existing common stock, and (iii) reclassified each share of our then-existing common stock as one-half of one share of class B common stock. The reasoning and desired effects of the 2013 Recapitalization included increasing liquidity of our traded shares and expanding our institutional ownership base, enhancing shareholder value, and increasing flexibility for us and our shareholders. Since the 2013 Recapitalization was implemented, however, we have received negative commentary from shareholders concerning our dual class common stock structure, especially the disconnect in valuation of the two classes of common stock given the 6-to-1 dividend differential and the “equal status” provision of our Articles whereby both the class A common stock and the class B common stock receive equal consideration in the event of certain extraordinary transactions, such as a sale of the Company. In addition, there has been a lack of comparable research coverage for each of the two classes and minimal trading in the class B common stock. Accordingly, we and our shareholders have not realized certain benefits that were anticipated in implementing the 2013 Recapitalization, such as increased liquidity of our publicly traded shares.

The Board has determined that the 2013 Recapitalization has resulted in shareholder dissatisfaction regarding our dual class common stock structure and has not had the desired effect of enhancing the trading volumes in our class A common stock and class B common stock to acceptable levels. After considering various alternatives, the Board decided that pursuing the Proposed Transaction would strike the most desirable balance among addressing shareholder concerns, recognizing that the majority shareholder did not support a sale of the Company, and maintaining an appropriate capital structure and level of indebtedness. For this reason, we propose to undertake the Proposed Transaction for the purpose of reducing the number of record shareholders of our class B common stock to one so that we can terminate registration of our class B common stock under the Exchange Act and delist our class B common stock from Nasdaq. As a result, shares of our class B common stock would no longer be quoted on Nasdaq and trades in such shares would only be possible through privately negotiated transactions. Our class A common stock is not and will not be directly affected by the Proposed Transaction. The class A common stock will continue to be traded on Nasdaq and we will continue to have reporting obligations under the Exchange Act.

See the section below entitled “– Reasons for the Proposed Transaction” for additional information about our reasons for proceeding with the Proposed Transaction at this time.

Background of the Proposed Transaction

Because certain desired effects of the 2013 Recapitalization were not ultimately realized, in late 2015, the Board began to discuss methods to address illiquidity in our two classes of publicly traded common stock and confusion in the public market over our dual class common stock structure. With the Board’s support, Mr. Hays led an evaluation of various alternatives that would address these concerns.

In October 2015, at a regularly scheduled Board update call, the Board discussed certain communications from institutional shareholders, whereby such shareholders expressed concern and confusion over our dual class common stock structure. In response, between October 2015 and January 2017, the Board discussed and explored various alternative transactions to address illiquidity in our two classes of publicly traded common stock and confusion in the public market over our dual class common stock structure. Please see the section below entitled “– Strategic Alternatives Considered By the Board” for a detailed description of the alternatives that the Board considered.

In January 2017, we began discussions with FNB regarding the potential financing of a transaction, with the structure of such transaction remaining under consideration by the Board.

In late February 2017, our class A common stock and class B common stock both began to experience a period of steady increase in quoted price per share.

During March, April and May 2017, the Board continued discussions with FNB regarding the terms and conditions of a possible credit facility to fund a potential transaction. During this time, with the quoted stock price per share of both the class A common stock and the class B common stock continuing on an upward trajectory, the Board began to focus on pursuing a transaction that would affect only one class of our common stock, and potentially less than the entire class of such class of common stock, with the goal of maintaining a moderate debt burden for the Company as a result of any such transaction.

In late April and early May of 2017, Mr. Hays and the Board engaged in further discussions which focused on (i) the alternative forms such a transaction could take, (ii) the treatment of shares held by affiliated shareholders, including Mr. Hays, the Grandchildren’s Trust and certain other family affiliated entities and (iii) whether such affiliated shareholders would be excluded from the transaction or issued alternative consideration (for example, issuing notes to be repaid at a later date in lieu of cash payment). During this timeframe, Mr. Hays considered, and ultimately indicated, that he would be willing to be excluded from the Reverse Split and hold illiquid shares as long as the Forward Split was implemented.

On May 25, 2017, the independent members of the Board (without Mr. Hays) convened with Foley & Lardner LLP, the Company’s long-standing outside corporate and securities counsel (“Foley”), to discuss the process the Board would be required to undertake in order to pursue a potential transaction, including whether to form a special committee to evaluate such a potential transaction. After extended discussion, the independent members of the Board concluded there were already sufficient procedural safeguards in place, including, but not limited to, the fact that four of the five members of the Board are independent directors. Please see the section below entitled “– Fairness of the Proposed Transaction – Procedural Fairness” for additional information.

On June 12, 2017, the independent members of the Board convened (without Mr. Hays) and, on June 14, 2017, the full Board convened with Foley to discuss the impact that a potential transaction intended to cash out all unaffiliated holders of our class B common stock would have on the relative voting power and ratable economic interests of our shareholders, as well as various other aspects of a potential transaction.

In early July 2017, we began to negotiate the terms and conditions of a commitment letter and term sheet pursuant to which FNB would commit to provide a credit facility in connection with a potential transaction. Discussions with FNB regarding the Commitment Letter continued throughout July and early August and focused on the relative amounts of the proposed facilities and maintaining customary flexibility to pursue future transactions.

On July 6, 2017, the Board discussed a proposed reverse/forward stock split of the class B common stock at to-be-determined split ratios with the goals of reducing or eliminating public market trading confusion surrounding the two publicly traded classes of our common stock, providing a liquidity event for the non-affiliated holders of class B common stock and achieving those objectives without encumbering our operations or growth prospects with an excessive debt burden. The proposal was a reverse stock split of the class B common stock to cash out all holders (other than Mr. Hays), followed by a forward stock split of the remaining shares held by Mr. Hays to return him to his pre-reverse stock split share ownership of the class B common stock. The Board discussed the proposal including, without limitation, (i) the potential benefits and risks, (ii) the pro forma capital structure, cash flows, and earnings per share accretion, (iii) the pro forma covenant compliance, (iv) the potential impact on our current dividend rates, (v) the proposed timeline for the transaction, (vi) the expected costs to the Company of cashing out fractional shares of the class B common stock in a reverse stock split, (vii) hiring an advisor to assist with valuation alternatives, (viii) shareholder approval requirements for the proposed transaction, (ix) the fiduciary duties of the Board in connection with such a transaction, and (x) potential advantages and disadvantages of the proposed transaction compared to the status quo and the alternative transactions previously considered.

On July 7, 2017, the independent members of the Board (without Mr. Hays) convened with Foley to further discuss the proposal and the matters discussed at the July 6, 2017 Board meeting (as set forth in the immediately preceding paragraph).

On July 15, 2017, the independent members of the Board (with Mr. Hays participating only in the information gathering portion of the meeting) convened with Foley to discuss whether approval by a majority of our unaffiliated shareholders should be used in connection with the Proposed Transaction. After extended discussion, as further discussed under the heading “Special Factors — Fairness of the Proposed Transaction — Procedural Fairness,” the independent members of the Board determined not to condition the approval of the Proposed Transaction on approval by a majority of our unaffiliated shareholders, as shareholders representing disproportionately few shares could unduly influence such a vote, and that allowing a minority of investors to make a determination with respect to the Proposed Transaction alone would not be in the best interests of the Company and our shareholders. Please see the section below entitled “– Fairness of the Proposed Transaction – Procedural Fairness” for additional information. In addition, the independent members of the Board discussed potential fair value considerations for the Cash-Out Price and decided to engage the firm of Emory & Co. to assist with exploring possible alternatives to, and establishing a methodology for determining, the fair value of the class B common stock and, therefore, the Cash-Out Price. The independent members of the Board also considered whether we should make any future commitment to cash out or purchase the post-Proposed Transaction remaining shares of class B common stock held by Mr. Hays and decided against making such a commitment in connection with the Proposed Transaction.

On July 23, 2017, Emory & Co. made a presentation to the independent members of the Board (without Mr. Hays) regarding the Proposed Transaction, the provisions of our Articles relating to the relative rights of the class A and class B common stock and possible alternatives for determining the fair value of the shares of class B common stock to be cashed out pursuant to the Reverse Split. Emory & Co. identified the following valuation alternatives, among others: (i) the closing price of the class B common stock on the day the transaction is announced; (ii) the average of the high and low class B common stock prices on the day of announcement; (iii) the volume weighted average price of the class B common stock on the day of announcement; (iv) the highest trading price of the class B common stock over the previous 52 weeks; (v) an average (weighted average or otherwise) of the sales or closing prices of the class B common stock for a to-be-determined number of recent trading days, in order to give the holders of the class B common stock the benefit of the recent upward trajectory of the quoted price of the class B common stock while also considering fairness to the holders of class A common stock whose shares will not be directly affected by the proposed transaction; (vi) a hybrid of any of the foregoing methods, such as the greater of one or the other; (vii) a discount to recent trading prices or average price of the class B common stock; and (viii) a premium to recent trading prices or average price of the class B common stock. At this meeting, the independent members of the Board requested additional information from Foley regarding the effect that the Proposed Transaction would have on options to purchase class B common stock and restricted shares of class B common stock under our equity incentive plans. The independent members of the Board also discussed whether, in connection with the Proposed Transaction, we should suspend the payment of cash dividends on the class B common stock and the class A common stock for a period of time in order to focus on paying down the indebtedness we would incur to fund the transaction and/or to restore our cash reserves following the Proposed Transaction.

On July 29, 2017, the independent members of the Board (without Mr. Hays) discussed the approvals necessary to effect the Proposed Transaction and the process that would be undertaken by the Company, the Board and the shareholders if the Board recommended the Proposed Transaction. At this meeting, the independent members of the Board also discussed the potential split ratios for the Reverse Split and the Forward Split and the effects that setting such split ratios may have on the transaction and future operational flexibility, including the amount of indebtedness we would need to incur under various scenarios. The independent members of the Board further discussed whether we should change or keep in place our current dividend rates in connection with the Proposed Transaction. Finally, the independent members of the Board discussed whether to accelerate the vesting and cash-out the outstanding stock options and restricted shares tied to the class B common stock as if they were cashed out pursuant to the Reverse Split or to replace those equity awards with class A common stock awards, and the effect of both on associate retention.

On August 1, 2017, we released earnings for the quarter ended June 30, 2017, which reflected increases of 9% and 26% in revenue and net income, respectively, as well as approximately $31.6 million in cash on hand.

Also on August 1, 2017, the Board convened with Foley to further discuss the potential split ratios for the Reverse Split and the Forward Split, the possible accelerated vesting and cashing out of the class B common stock equity awards and whether to change our dividend rates in connection with the Proposed Transaction.

On August 5, 2017, the Board convened with Foley to continue to discuss the potential split ratios for the Reverse Split and the Forward Split and the effects that setting such split ratios may have on the Proposed Transaction and future operational flexibility, including the amount of indebtedness we would need to incur under various scenarios. The Board also continued to discuss accelerated vesting and cashing out of the class B common stock equity awards, as well as the availability of class A common stock under our equity incentive plans. In addition, the Board discussed the reimbursement of certain personal expenses Mr. Hays incurred in connection with exploring strategic alternatives for the Company, including the Proposed Transaction. Finally, the Board discussed whether to increase the number of shares of class A common stock we are authorized to repurchase in light of the Proposed Transaction.

On August 11, 2017, the Audit Committee of the Board convened to review certain expenses incurred by Mr. Hays in connection with exploring strategic alternatives for the Company, including the Proposed Transaction. Based on their review, the Audit Committee approved reimbursing Mr. Hays for approximately $538,000 of such expenses he had personally incurred.

              On August 21, 2017, the Board discussed the Proposed Transaction and the potential split ratios for the Reverse Split and the Forward Split and the effects that setting such split ratios may have on the transaction and our future operational flexibility, including the amount of indebtedness we would need to incur under various scenarios.  The Board further discussed whether we should change or keep in place our current dividend rates in connection with the Proposed Transaction and whether to accelerate the vesting and cash-out the outstanding stock options and restricted shares tied to the class B common stock as if they were cashed out pursuant to the Reverse Split.

On September 15, 2017, the Board and the Compensation Committee of the Board discussed and approved the Proposed Transaction and related matters, including, among other things, the following: (i) setting the ratios for the Reverse Split and the Forward Split and determining the Cash-Out Price for fractional shares of class B common stock following the Reverse Split; (ii) formally presenting the Proposed Transaction to our shareholders for approval at a Special Meeting; (iii) accelerating the vesting of outstanding options to purchase class B common stock and restricted shares of class B common stock and approving the payout of such class B common stock equity awards as if they were cashed out pursuant to the Reverse Split; (iv) approving the Commitment Letter and the borrowing proposed thereunder pursuant to the Credit Facilities; (v) amending the NRC 2006 Equity Incentive Plan and the NRC 2004 Non-Employee Director Stock Plan to remove the class B common stock thereunder; (vi) amending the existing stock repurchase program to remove the class B common stock thereunder; (vii) delisting and deregistering the class B common stock following effectiveness of the Proposed Transaction; and (viii) approving the filing of all required or necessary applications, notices, or other documents with the SEC, Nasdaq, and the State of Wisconsin in connection with the Proposed Transaction. The Board also indicated its current intent to maintain the payment of cash dividends on the Common Stock (with the payment and amount of future dividends, if any, at the discretion of the Board). The Board did not make any commitments with respect to future transactions involving the class B common stock still outstanding following the Proposed Transaction.

Reasons for the Proposed Transaction

Because certain desired effects of the 2013 Recapitalization were not ultimately realized, the Board, in consultation with Mr. Hays, began to explore possible transactions to increase liquidity for our shareholders and reduce confusion in the public market surrounding our dual class common stock structure. After discussing various possible alternative transactions, as described below in the section entitled “– Strategic Alternatives Considered By the Board,” the Board has concluded that the Proposed Transaction is fair to, and in the best interests of, all of our shareholders, including those being cashed out pursuant to the terms of the Proposed Transaction. The following discussion of factors considered by the Board is not intended to be exhaustive, but includes the material factors considered by the Board in deciding to proceed with the Proposed Transaction. In light of the variety of factors considered, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching their respective determinations and recommendations.

Respond to Shareholder Concerns Surrounding Our Dual Class Common Stock Structure

Our Articles contain an “equal status” provision pursuant to which both the class A common stock and the class B common stock receive equal consideration in the event of certain extraordinary transactions, such as a sale of the Company. Our Articles also provide that the shares of class B common stock receives six times the dividends paid on the class A common stock. These provisions, which are somewhat contradictory from a valuation perspective, have resulted in negative commentary from certain of our large shareholders and a disconnect between the market prices of our two classes of publicly traded common stock. In addition, the class A common stock and the class B common stock are both thinly traded with highly concentrated ownership. The Proposed Transaction is expected to reduce or eliminate any confusion in the public market regarding our dual class common stock structure and the relative trading values of the class A common stock and class B common stock. Potential interested investors will no longer have to evaluate their investment decision based on a comparison between the class A common stock and class B common stock. Accordingly, the Board expects the Proposed Transaction will increase the liquidity and diversify the ownership of the class A common stock over time.

Provide Holders of Class B Common Stock with a Liquidity Event While the Class B Common Stock is Trading At or Near An All-Time High

As a result of the Proposed Transaction, holders of less than one share of our class B common stock after giving effect to the Reverse Split will receive cash in exchange for such fractional shares. We will pay to each of these shareholders $53.44 in cash, without interest, for each share of class B common stock held by such shareholders immediately before giving effect to the Reverse Split. Such Cash-Out Price represents approximately 94% of the all-time high closing price for the class B common stock, a premium of approximately 5.3% to the 90-day volume weighted average price of the class B common stock, and is likely more than any shareholder would be able to obtain by selling their class B common stock holdings into the public market based on the current trading market. We believe this provides holders of less than 1,764,560 shares of class B common stock (before giving effect to the Reverse Split) with a cost-effective way to cash out their investment without experiencing a negative impact of illiquidity on the market price or paying transaction costs such as brokerage fees or service fees. Although such cashed out holders will no longer be holders of our class B common stock, if they desire to maintain an ownership interest in us and to participate in our future earnings or growth, they will have the opportunity to use the cash received pursuant to the Proposed Transaction to invest, subject to availability, in our class A common stock.

Maintain a Moderate Debt Burden and the Flexibility to Fund Future Growth Initiatives and Proposed Transactions and Continue Current Dividends

Structuring the Proposed Transaction so that all current holders of the class B common stock (other than Mr. Hays) will be cashed out as a result of the Reverse Split allows us to achieve our objectives of addressing shareholder concerns with our current dual class common stock structure while maintaining a moderately leveraged capital structure that we expect will allow for future flexibility to fund growth initiatives, continue with our current dividends and fund future business acquisitions and repurchases of class A common stock pursuant to our repurchase program, all as the Board may determine.

Class A Common Stock Earnings Per Share Accretion

We expect that, following the Proposed Transaction, holders of class A common stock will experience substantial accretion to earnings per share of class A common stock. We expect the Proposed Transaction will result in pro forma earnings per share accretion of 24.1% for the class A common stock for the six months ending June 30, 2017. Additionally, holders of class A common stock following the Proposed Transaction will experience a greater percentage of participation in any future dividends, as compared with the existing dual class common stock structure. As a result of the Proposed Transaction, class A common stock will represent 66.4% of any potential dividends from 49.6% before the Proposed Transaction. Please see also the section entitled “Financial Information – Pro Forma Consolidated Financial Statements (Unaudited)” for more information on the anticipated pro forma effect of the Proposed Transaction and the Credit Facilities on our historical financial information.

Increased Liquidity Due to Concentration of Trading and Value Accretion in Class A Common Stock

We expect the Proposed Transaction will decrease uncertainty in the public market as to how to invest in the Company. Shareholders will no longer need to decide between holding class A common stock and class B common stock or attempt to maintain proportionate holdings of each. As a result, the Board expects the Proposed Transaction will increase the liquidity, diversify the ownership and grow the value of the class A common stock over time.

Michael D. Hays Has Agreed to Hold Delisted and Deregistered Class B Common Stock

As the Board discussed and explored various alternative transactions to address negative commentary from shareholders concerning our dual class common stock structure, Mr. Hays indicated that he would be willing to not have his shares of class B common stock be cashed out in the Reverse Split and hold illiquid shares so long as the Forward Split was implemented. This allowed us to address these shareholder concerns while maintaining a moderate debt burden as a result of the Proposed Transaction. The Board viewed the exclusion of Mr. Hays’ shares of class B common stock from the Proposed Transaction as having offsetting benefits and detriments for Mr. Hays. While as result of such exclusion, Mr. Hays will continue to participate in any growth in value through class B common stock, such class B common stock held following the Proposed Transaction will continue to be subject to the “equal status” provision of our Articles, essentially capping the value per share of the class B common stock in any distribution of property, merger, consolidation, purchase or acquisition of property or stock, asset transfer, division, share exchange, recapitalization, reorganization, or similar corporate transaction at the value per share received by holders of class A common stock. Similarly, while Mr. Hays will experience a relative increase in voting power of combined class A common stock and class B common stock due to his continued holdings of class B common stock, Mr. Hays already was able to exercise a controlling influence over our business and the power to elect our directors due to his existing holdings of class A common stock and class B common stock.

Effects of the Proposed Transaction

Rights, Preferences, and Limitations

Our outstanding stock is divided into two classes of common stock: class A common stock and class B common stock, both of which are currently publicly traded. The class B common stock has one vote per share on all matters and the class A common stock has one one-hundredth (1/100th) of one vote per share. As of the Record Date, the class B common stock constituted approximately [●]% of our total voting power. As a result, holders of class B common stock are able to, and following the effectiveness of the Proposed Transaction, will continue to be able to, exercise a controlling influence over our business, have the power to elect our directors and indirectly control business decisions, such as whether to issue additional shares, declare and pay dividends or enter into significant corporate transactions. A majority of the class B common stock is owned by, and following the effectiveness of the Proposed Transaction, will continue to be owned by Mr. Hays. The liquidation rights and rights upon the consummation of certain extraordinary transactions are the same for the holders of class A common stock and class B common stock. Other than share distributions and liquidation rights, the amount of any dividend or other distribution payable on each share of class A common stock is equal to one-sixth (1/6th) of the amount of any such dividend or other distribution payable on each share of class B common stock. The Proposed Transaction does not change the rights associated with our class A common stock or class B common stock. The rights of the holders of class A common stock to be treated equally in the Reverse Split and the Forward Split under our Articles, including, without limitation, Section B(4) of Article 2 of our Articles, will be waived pursuant to the amendments to our Articles giving effect to the Reverse Split and the Forward Split.

If the Proposed Transaction is approved, the interests of the sole remaining holder of our class B common stock, after giving effect to the Proposed Transaction, and the holders of our class A common stock will not change. The repurchased fractional shares would be retired.

If the Proposed Transaction is effected, holders of fewer than 1,764,560 shares of class B common stock before giving effect to the Reverse Split would receive payment of the Cash-Out Price of $53.44 for each share of class B common stock held prior to the Reverse Split and will no longer be holders of class B common stock. If such holders do not hold our class A common stock, they will no longer have any equity interest in the Company in will not participate in our future earnings or growth.

Appraisal or Dissenters’ Rights

Under Wisconsin law, no appraisal or dissenters’ rights exist with respect to the Proposed Transaction.

Benefits

The Proposed Transaction is expected to result in certain benefits to us, our shareholders cashed out as a result of the Proposed Transaction, and our continued shareholders following the Proposed Transaction (including holders of our class A common stock and the remaining holder of our class B common stock after effecting the Reverse Split), including without limitation the following. Such expectations are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated.

●

The reduction in number of shares of class B common stock outstanding will reduce the amount of overall dividends paid to holders of class B common stock (an expected savings of approximately $4.26 million per year based on current dividends paid).

●

There is a relatively illiquid and limited trading market in our class A common stock and class B common stock. Holders of less than 1,764,560 shares of class B common stock prior to the Reverse Split will have the opportunity to obtain cash for their shares at approximately 94% of the all-time high closing price for the class B common stock, without incurring brokerage commissions or service fees.

●

We expect that the liquidity of the class A common stock will be positively affected by the Proposed Transaction over time due to the elimination of confusion in the public market regarding our current dual class common stock structure.

●

The reduction in the number of holders of class B common stock to one could result in cost savings to us, as we will reduce the costs of administering the current number of accounts with respect to shares of class B common stock, which cost savings may be offset if the number of holders of our class A common stock increases after the Proposed Transaction.

●	Our business and operations are expected to continue substantially as presently conducted.

●

It is currently envisioned that the Board will maintain our current cash dividends. As always, the payment and amount of future dividends, if any, is at the discretion of the Board and will depend on our future earnings, financial condition, general business conditions, alternative uses of our earnings, and other factors.

●

The percentage of our future earnings, cash flows and shareholders’ equity attributable to our class A common stock, as opposed to our class B common stock, will increase compared to the current percentage.

●	Please see the section entitled “ – Reasons for the Proposed Transaction” for a more detailed discussion of the reasons for and expected benefits of the Proposed Transaction.

Detriments

The Proposed Transaction is expected to result in certain detriments to us, our shareholders cashed out as a result of the Proposed Transaction and our continued shareholders following the Proposed Transaction (including holders of our class A common stock and the remaining holder of our class B common stock after effecting the Reverse Split), including without limitation the following. Such expectations are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated.

●

If the Proposed Transaction is approved, it is estimated that holders of class B common stock owning in the aggregate approximately 1,775,684 shares of class B common stock will no longer be holders of class B common stock. If such holders do not hold our class A common stock, they will cease to be shareholders of the Company, will no longer hold an equity interest in the Company, and, therefore, will not share in any future increases in the Company’s stock price or participate in the Company’s future earnings or growth, if any, and will no longer have the right to vote on any corporate matter. However, such cashed out holders will have the opportunity to use the cash received pursuant to the Proposed Transaction to invest, subject to availability, in our class A common stock.

●

If the Proposed Transaction is approved, holders of less than 1,764,560 shares of class B common stock prior to the Reverse Split will be required to involuntarily surrender their shares in exchange for cash, rather than at a time and for a price of their choosing.

●

Mr. Hays, as the sole remaining holder of 1,764,560 or more shares of class B common stock prior to the Reverse Split, will not be entitled to receive any cash payment for his shares in the Reverse Split and will continue as a class B common stock shareholder of the Company. Mr. Hays will, however, receive approximately $208,000 as a result of the cashing out of his class B common stock options in connection with the Proposed Transaction.

●	The Proposed Transaction may be taxable for cashed out holders of our class B common stock.

●

The Proposed Transaction will result in an increase in the relative voting power of Mr. Hays, compared to the remaining holders of class A common stock, following the Proposed Transaction, as shown in the table below under the section entitled “– Effects of the Proposed Transaction – Effect on Affiliated Holders of 1,764,560 or More Shares of Class B Common Stock and Remaining Holders of Class A Common Stock and Class B Common Stock Generally.”

●	We will incur costs associated with the Proposed Transaction.

●

Mr. Hays, as the sole remaining holder of our class B common stock following the Proposed Transaction, will face an illiquid market for his class B common stock, which will likely negatively affect the price of the class B common stock after the Proposed Transaction.

●

Our increased level of indebtedness could adversely affect our financial condition and results of operations. We will be required to dedicate a portion of our cash flows from operations to repayment of debt, limiting the availability of cash for other purposes, and our flexibility in planning for, or reacting to, changes in our business and industry will be more limited. Furthermore, our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, or other purposes may be limited.

●	The Proposed Transaction will result in us having, on a pro forma basis, a negative amount of shareholders’ equity.

●

As of the Record Date, approximately [●]% of the issued and outstanding shares of our class A common stock and [●]% of the issued and outstanding shares of our class B common stock, collectively representing [●]% of the total voting power of shareholders entitled to vote on the Proposed Transaction, was held collectively by our directors, executive officers and affiliates, including Mr. Hays and the Grandchildren’s Trust. Our directors, executive officers and affiliates, including Mr. Hays and the Grandchildren’s Trust, have indicated that they intend to vote all of their shares of class A common stock and class B common stock (approximately [●]% of the issued and outstanding shares eligible to vote at the Special Meeting) “FOR” the Proposed Transaction. Accordingly, approval of the Proposed Transaction is expected, regardless of whether or not the minority, unaffiliated shareholders vote in favor of the Proposed Transaction.

●

As part of the Reverse Split and the Forward Split, the rights of the holders of class A common stock to participate in the Proposed Transaction pursuant to Section B(4) of Article 2 of our Articles will be waived.

Reduction in the Number of Holders of Class B Common Stock

We expect that, as a result of the Proposed Transaction, the number of holders of record of the class B common stock, as defined by Exchange Act rules, will be reduced to one (Mr. Hays).

Termination of Class B Common Stock Exchange Act Registration

Shares of class B common stock are currently registered under the Exchange Act. Applicable rules permit such registration to be terminated upon application to the SEC if there are fewer than 300 holders of record of the class B common stock. We intend to terminate the registration of the class B common stock under the Exchange Act as soon as practicable after the Proposed Transaction, if approved, is effected.

Delisting from Nasdaq and Effect on Market for Class B Common Stock

We intend to delist the class B common stock from Nasdaq immediately upon effecting the Proposed Transaction. Following such delisting, the class B common stock will no longer be quoted on Nasdaq and trades in such shares would only be possible through privately negotiated transactions. There can be no assurance that any trading will occur in the class B common stock after we terminate the listing of the class B common stock on Nasdaq.

Effect on the Company

We estimate that the Proposed Transaction would reduce the number of outstanding shares of class B common stock by approximately 1,775,684 shares (approximately 50.2% of the current outstanding class B shares) with a cash requirement to us (including expenses) of approximately $102.175 million. Please see the section entitled “Additional Information Regarding the Proposed Transaction – Source and Amount of Funds and Expenses” for a detailed discussion of the expected costs of the Proposed Transaction. The repurchased fractional shares would be retired. The Proposed Transaction would also reduce the number of holders of the class B common stock to one (Mr. Hays).

In connection with the Proposed Transaction, we intend to enter into the Credit Facilities. Please see the section entitled “Additional Information Regarding the Proposed Transaction – Source and Amount of Funds and Expenses” for a description of material terms of the proposed Credit Facilities. Our entry into the Credit Facilities is conditioned on this Proposed Transaction being approved and effected. Please see also the section entitled “Financial Information – Pro Forma Consolidated Financial Statements (Unaudited)” for more information on the anticipated pro forma effect of the Proposed Transaction and the Credit Facilities on our historical financial information.

The directors and officers of the Company immediately prior to the Proposed Transaction will remain the directors and officers of the Company immediately following the effectiveness of the Proposed Transaction. In connection with the Proposed Transaction, we will accelerate the vesting of the outstanding options to purchase class B common stock and restricted shares of class B common stock and such class B common stock equity awards will be paid out as if they were cashed out pursuant to the Reverse Split. This will account for approximately $7.5 million of the expected costs of the Proposed Transaction. Please see the section entitled “Additional Information Regarding the Proposed Transaction – Source and Amount of Funds and Expenses” for more information on the expected costs of the Proposed Transaction.  The following table sets forth amounts that will be paid to the directors and executive officers of the Company for outstanding options to purchase class B common stock and restricted shares of class B common stock under the Proposed Transaction pursuant to the accelerated vesting of such equity awards described above:

Directors and Executive Officers	Cash to be paid

Michael D. Hays	$ 208,331
Steven D. Jackson	1,229,710
Kevin R. Karas	398,123
Donald M. Berwick	275,880
JoAnn M. Martin	619,020
Barbara J. Mowry	375,780
John N. Nunnelly	1,039,680

Effects on Affiliated and Unaffiliated Holders of Fewer than 1,764,560 Shares of Class B Common Stock

Following the Proposed Transaction, holders of fewer than 1,764,560 shares of class B common stock before giving effect to the Reverse Split would receive payment of the Cash-Out Price of $53.44 for each share of class B common stock held prior to the Reverse Split. If such persons are not holders of our class A common stock, they would cease to be shareholders of the Company and will no longer participate in any of our future earnings or growth. They would have no further interest in the Company with respect to any cashed out shares and would only have a right to receive cash for such shares. We believe this provides such holders with a cost-effective way to cash out their investment without experiencing a negative impact of illiquidity on the market price or paying transaction costs such as brokerage fees or service fees. However, the Proposed Transaction will require holders of fewer than 1,764,560 shares of class B common stock before giving effect to the Reverse Split to involuntarily surrender their shares of class B common stock in exchange for cash, rather than selecting the timing of and price received for disposing of their shares of our class B common stock. Holders of our class B common stock in certificated form who are cashed out in the Proposed Transaction will receive a letter of transmittal as soon as practicable after the Proposed Transaction is consummated with instructions on how to surrender existing certificates in exchange for cash payment. Holders of our class B common stock in electronic, book-entry form who are cashed out in the Proposed Transaction will receive their cash payment directly from our transfer agent, without having to take any action.

We intend to permit those who hold our class B common stock in street name through a nominee (such as a bank or broker) to be treated in the Proposed Transaction in the same manner as holders of class B common stock whose shares are registered in their names and will instruct nominees to effect the Proposed Transaction for their beneficial holders. However, nominees may have different procedures and those who hold class B common stock in street name should contact their nominees to instruct the nominee as to how the beneficial shareholder wishes to proceed. The Proposed Transaction structure will focus on the number of shares held by record holders. We and our transfer agent will not have the necessary information to compare the record holdings of any shareholder with “street name” holdings in a brokerage account. In addition, we will lack the information to compare holdings across multiple brokerage firms. If you are in this situation, we recommend that you consolidate your holdings into one brokerage account or record holder position prior to the Effective Date.

The Proposed Transaction may be taxable for cashed out holders of our class B common stock. Please see the section entitled “Additional Information Regarding the Proposed Transaction – Material U.S. Federal Income Tax Consequences” for further information.

Effect on Unaffiliated Holders of 1,764,560 or More Shares of Class B Common Stock

Currently, there are no unaffiliated holders of 1,764,560 or more shares of class B common stock. Accordingly, we do not expect any unaffiliated holders of class B common stock to remain after giving effect to the Proposed Transaction.

Effect on Holders of Class A Common Stock

Our class A common stock is not and will not be directly affected by the Proposed Transaction. The class A common stock will continue to be traded on Nasdaq and we will continue to have reporting obligations under the Exchange Act with respect to our class A common stock. The Proposed Transaction will have no impact on the number of shares of class A common stock outstanding. Holders of class A common stock prior to the Proposed Transaction will continue to have an equity interest in the Company and, therefore, will continue to participate in our future earnings. The percentage of our future earnings, cash flows and shareholders’ equity attributable to our class A common stock, as opposed to our class B common stock, will increase compared to the current percentage. This increase is expected to positively impact holders of our class A common stock. The rights of the holders of class A common stock to be treated equally in the Reverse Split and the Forward Split under our Articles, including, without limitation, Section B(4) of Article 2 of our Articles, will be waived pursuant to the amendments to our Articles giving effect to the Reverse Split and the Forward Split.

Please see the sections entitled “– Effects of the Proposed Transaction – Effect on Affiliated Holders of 1,764,560 or More Shares of Class B Common Stock and Remaining Holders of Class A Common Stock and Class B Common Stock Generally” below, and “– Effects of the Proposed Transaction – Rights, Preferences, and Limitations” above, for further information on how the Proposed Transaction is expected to impact holders of class A common stock.

Effect on Affiliated Holders of 1,764,560 or More Shares of Class B Common Stock and Remaining Holders of Class A Common Stock and Class B Common Stock Generally

We expect that only Mr. Hays will continue to hold shares of class B common stock immediately after the Proposed Transaction and the percentage of ownership of the class B common stock Mr. Hays holds would increase from approximately 56% of the outstanding shares of class B common stock to 100% of the outstanding shares of class B common stock.

The Proposed Transaction will result in an increase in the interest of Mr. Hays in our net book value and net earnings (losses), relative to the remaining holders of class A common stock following the Proposed Transaction, as shown in the following table (shown using the two-class earnings per share method):

	At December 31, 2016		At June 30, 2017
	Net Earnings/(Loss)	Percentage Interest	Net Book Value	Percentage Interest	Net Earnings/(Loss)	Percentage Interest
Total	$20,518,000	100.0%	$3.59	100.0%	$12,272,000	100.0%
Mr. Hays interest in:
Pre-Proposed Transaction	$8,380,000	40.8%	$1.08	30.1%	$5,012,000	40.8%
Post-Proposed Transaction	$10,639,000	51.9%	$1.19	33.1%	$6,363,000	51.9%

The Proposed Transaction will also result in an increase in the relative voting power of Mr. Hays compared to the remaining holders of class A common stock following the Proposed Transaction, as shown in the following table:

	Pre-Proposed Transaction Voting Power	Post-Proposed Transaction Voting Power

Mr. Hays	53,890 A votes 1,973,205 B votes 54.1%	57,607 A votes 1,764,560 B votes 92.3%
Other shareholders	155,538 A votes 1,567,039 B votes 45.9%	151,821 A votes - B votes 7.7%

Please see the section entitled “Additional Information Regarding the Proposed Transaction – Special Interests of the Affiliated Persons” for further discussion of interests in the Proposed Transaction that certain affiliated persons have that are in addition to, or different from, our shareholders generally.

Additionally, following the Proposed Transaction Mr. Hays will be deprived of the ability to dispose of shares of class B common stock pursuant to Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”). Because the class B common stock will no longer be quoted on Nasdaq after giving effect to the Proposed Transaction, trades in such shares would only be possible through privately negotiated transactions. Accordingly, following the Proposed Transaction Mr. Hays is expected to face an illiquid market for his class B common stock.

Strategic Alternatives Considered By the Board

In making the determination to proceed with the Proposed Transaction, the Board evaluated other strategic alternatives. As discussed below, the Board ultimately rejected the alternatives to the Proposed Transaction because the Board believed that the Proposed Transaction would be the fairest, simplest and most cost-efficient approach to address shareholder concerns surrounding our dual class common stock structure. The Board considered the following alternative strategies:

Convert One Class of Common Stock into the Other Class

The Board originally considered converting one class of the Company’s common stock into the other class of common stock. This alternative was quickly dismissed, however, since Nasdaq, when approving the 2013 Recapitalization under its “voting rights rule,” expressly provided that one class of the Company’s common stock could not be converted into the other class of common stock.

Sale of the Company

The Board briefly considered a sale of the Company. This alternative was dismissed after Mr. Hays stated that he, as well as the Grandchildren’s Trust and other family affiliates, would not participate in, or vote in favor of, a sale transaction. Moreover, the disparate trading prices of the class A common stock and class B common stock, along with the “equal status” provision under our Articles, created hurdles to any sale transaction.

Complete “Going Private” Transaction of Both Class A Common Stock and Class B Common Stock

The Board considered both a negotiated transaction and a tender offer as part of a complete “going private” transaction subject to Rule 13e-3 of the Exchange Act. In addition to potential issues with transaction structure, such as uncertain and unpredictable results of either undertaking, both potential transactions would be considerably more expensive than the Proposed Transaction and, if attempted, would burden the Company with a highly leveraged capital structure that could negatively impact future performance and impair our operational flexibility. In addition, Mr. Hays informed the Board that he, as well as the Grandchildren’s Trust and other family affiliates, would not support a sale of control, a private equity investment or a highly leveraged capital structure.

Tender Offer for all Shares of Class B Common Stock (with Mr. Hays Agreeing to Sit-out)

The Board considered an issuer tender offer (either a fixed price or a “dutch auction”) to repurchase shares of our outstanding class B common stock, other than those shares held by Mr. Hays. The results of an issuer tender offer would be unpredictable, however, due to its voluntary nature. The Board was uncertain as to whether this alternative would result in shares being tendered by a sufficient number of record shareholders so as to permit the Company to delist and deregister the class B common stock. In addition, even if the class B common stock could be delisted and deregistered, the Board determined it was not in the Company’s best interests to leave unaffiliated holders of class B common stock who chose not to tender pursuant to the tender offer with no market for the class B common stock following the completion of any such tender offer.

Cash-Out of All Class A Common Stock or Class B Common Stock

The Board considered a cash-out of all class A common stock outstanding or, alternatively, all class B common stock outstanding, in a transaction with a similar structure to the Proposed Transaction. As with other potential alternatives, the Board was concerned that either alternative would be considerably more expensive than the Proposed Transaction and, if attempted, would burden the Company with a highly leveraged capital structure that could negatively impact future performance and impair operational flexibility.

Continuing As-Is

The Board considered taking no action to address the shareholder concerns over the dual class common stock structure. However, given the recent trading price behavior of the class A common stock and class B common stock and the access to favorable financing terms (see the section entitled “Additional Information Regarding the Proposed Transaction – Source and Amount of Funds and Expenses for more information on the proposed Credit Facilities with which we expect to fund the costs of the Proposed Transaction), the Board believed that the current conditions presented an opportunity to address shareholder concerns and provide the holders of class B common stock with a favorable liquidity event.

How the Board Will Determine Whether to Effect the Proposed Transaction

The shareholders will consider and vote on the Reverse Split and the Forward Split. If the shareholders approve each of the stock splits, then the Board, at its discretion, may elect to either effect or abandon the Proposed Transaction. If the Board elects to abandon the Proposed Transaction, then no funds will be paid to cash out fractional shares of the class B common stock and the total transaction costs will consist solely of the expenses incurred to that date in connection with the Proposed Transaction. These expenses are estimated at approximately $1.175 million. A number of factors or situations could cause the Board to decide to abandon the Proposed Transaction, even if approved by the shareholders. These factors or situations include:

●

The Board may decide to abandon or delay the Proposed Transaction if the economic conditions or the financial condition of the Company, or their outlook, at the time the Proposed Transaction is to be effected are such that in the judgment of the Board it is no longer advisable to use the Company’s cash resources or incur debt to effect the Proposed Transaction.

●

In the event the Company has insufficient cash and/or is unable to close on the Credit Facilities or otherwise secure debt on terms satisfactory to the Company necessary to complete the Proposed Transaction, the Board would abandon or postpone the Proposed Transaction.

●

In the event the Board determines that it is in the Company’s best interest to enter into a strategic transaction that may arise in the future, such as an asset or stock sale or a business combination transaction, the Board may elect to abandon the Proposed Transaction as a result of such strategic transaction.

Please see the information under the sections entitled “Proposals – Reverse Split and Forward Split” and “Special Factors —Effects of the Proposed Transaction” for a discussion of what will occur if the Board decides to proceed with the Proposed Transaction.

Immediately following the Special Meeting, the Board intends to decide whether to effect the Proposed Transaction or to abandon or delay it. If the Board decides to effect the Proposed Transaction, we expect that management, at the discretion of the Board, will effect the Proposed Transaction on the date of the Special Meeting or soon as reasonably practicable thereafter by filing Articles of Amendment to our Articles (one amendment effecting the Reverse Split and a second amendment effecting the Forward Split) with the State of Wisconsin.

Fairness of the Proposed Transaction

The Board (including Mr. Hays) has fully reviewed and considered the terms, purpose, alternatives and effects of the Proposed Transaction and has determined that the Proposed Transaction is in the best interests of the Company and all of our shareholders, including those being cashed out pursuant to the terms of the Proposed Transaction, and is substantively and procedurally fair to the affiliated and unaffiliated shareholders of the Company, including the holders of our class A common stock, the holders of class B common stock who will receive cash in lieu of fractional shares and Mr. Hays, who will remain as the sole class B common stock shareholder of the Company following the Proposed Transaction. After studying the Proposed Transaction and its anticipated effects on our shareholders, the Board (including Mr. Hays) unanimously approved the Proposed Transaction and deemed it procedurally and substantively fair to all of the Company’s affiliated and unaffiliated shareholders and to the Company.

Fairness of the Substance of the Proposed Transaction

In determining the fairness of the Proposed Transaction, the Board considered the factors discussed below, in addition to the strategic alternatives discussed above in the section entitled “— Strategic Alternatives Considered By the Board.” The Board (including Mr. Hays) believes that the Proposed Transaction is substantively fair to the Company’s unaffiliated shareholders in light of these factors. The Board did not assign specific weight to the factors set forth below in a formulaic fashion, and except as described below, the factors below are not subject to quantification. Moreover, in its consideration, individual directors may have given differing weights to different factors. However, the Board did place special emphasis on eliminating confusion in the public market surrounding our dual class common stock structure, responding to shareholder concerns regarding the dual class common stock structure and providing and/or increasing liquidity for our shareholders, as described in the section entitled “—Reasons for the Proposed Transaction.” The discussion below is not meant to be exhaustive, but the Company believes it includes the material factors considered by the Board in reaching their determinations.

Material Factors Considered by the Board

Address Shareholder Concerns and Reduce or Eliminate Confusion Regarding Dual Class Common Stock Structure. If the Proposed Transaction is completed, we expect shareholder concerns and market confusion regarding the dual class common stock structure of the Company will be reduced or eliminated. Please see the sections above entitled “— Purpose of the Proposed Transaction” and “— Reasons for the Proposed Transaction.”

Opportunity to Provide a Liquidity Event for Class B Common Stock. The Board considered the opportunity for the holders of the Company’s class B common stock to have a liquidity event while the class B common stock is at or near an all-time high, without paying any brokerage or service fees, commissions or other fees. In turn, holders of our class B common stock who receive a cash payment for their class B common stock pursuant to the Reverse Split will have the opportunity to use the cash received to invest, subject to availability, in our class A common stock, which will remain listed with Nasdaq. The Board did not quantify the consideration of brokerage and service fees, commissions and other fees paid for a share purchase or saved by the Proposed Transaction since such fees vary significantly depending upon the method used to acquire or dispose of shares. Please see the section entitled “— Reasons for the Proposed Transaction” for more information.

Current and Historical Market Prices. The Board considered recent and historical trading prices of the Company’s class B common stock. The class B common stock has traded on Nasdaq since May 24, 2013 and this market has represented the principal outlet for shareholders who wished to dispose of shares of class B common stock. The Board viewed Nasdaq as a good indicator of what a willing buyer would pay to a willing seller, neither one of whom is under any compulsion to buy or sell, after considering such factors as their estimate of the Company’s value as a whole, its earnings and performance history, its prospects, the prospects of the industry as a whole, an assessment of the control parties and management of the Company, and other factors that typically bear on a common stock purchase or sale decision. Accordingly, the Board determined that a Cash-Out Price based on the historical trading prices of the Company’s class B common stock would be the most accurate method of determining the fair value of shares of class B common stock being cashed out in the Proposed Transaction. In determining the Cash-Out Price based on historical trading prices in the class B common stock, the Board evaluated the possible alternatives for determining the fair value of the shares of class B common stock to be cashed out in the Proposed Transaction identified by Emory & Co. at the July 23, 2017 meeting of the independent members of the Board (without Mr. Hays), which, as more fully described in the section entitled “— Background of the Proposed Transaction,” included, among other alternatives, the volume weighted average price of the class B common stock on the day of announcement, an average (weighted average or otherwise) of the sales or closing prices of the class B common stock for a to-be-determined number of recent trading days, a hybrid of the foregoing methods (such as the greater of one or the other), a discount to recent trading prices or average price of the class B common stock and a premium to recent trading prices or average price of the class B common stock.  Based on this evaluation, the Board decided that a control premium to cash out the minority shareholders was not justified in light of the fact that Mr. Hays controls over a majority of the class B common stock and the total voting power of the Company; decided that a discount to reflect the discounts associated with trading large blocks of class B common stock in light of the limited trading market of the class B common stock (as described in the section entitled “— Reasons for the Proposed Transaction”) was not appropriate; and determined that either the volume weighted average price of the class B common stock on a specified date or a volume weighted average trading price of the class B common stock over a recent period of time, in order to give the holders of the class B common stock the benefit of the recent upward trajectory of the market price of the class B common stock while also considering fairness to the holders of class A common stock whose shares will not be directly affected by the Proposed Transaction, would most accurately represent the fair value of the class B common stock. Accordingly, the Board determined to calculate the Cash-Out Price as a price equal to the greater of (i) the volume weighted average price of the class B common stock on the trading day immediately preceding the announcement of the Proposed Transaction and (ii) the volume weighted average price of the class B common stock during the 20 trading days immediately preceding the announcement of the Proposed Transaction.  Based on this determination, the Cash-Out Price was set at $53.44 per share, which price is equal to the intra-day volume weighted average price of the class B common stock on September 15, 2017 (the trading day prior to the announcement of the Proposed Transaction) and is greater than the $53.00 volume weighted average price of the class B common stock during the 20 trading days ending on September 15, 2017 (as well as the $52.72 and $50.73 volume weighted average prices during the 30 and 90 trading days, respectively, ending on September 15, 2017).  The Board determined that this $53.44 Cash-Out Price was a fair price for the class B common stock being cashed out in the Proposed Transaction in light of the factors considered by the Board as described herein.

Liquidity of Class B Common Stock and Class A Common Stock.  The Board discussed the lack of an active trading market for the class B common stock and, to a lesser extent, the class A common stock. Since our shareholders are not currently able to trade their class B common stock in a liquid market, the Board considered the ability to offer holders of our class B common stock, other than Mr. Hays, with a cost-effective liquidity event (without experiencing any negative impact of illiquidity on the market price) to be an additional indication of fairness to the holders of class B common stock to be cashed out. In turn, the Board believes class A common stock shareholders will, over time, experience increased liquidity and diversification of ownership as a result of the Proposed Transaction (and class B common stock shareholders who are cashed out will have the opportunity to invest, subject to availability, in class A common stock if they desire). Please see the section above entitled “— Reasons for the Proposed Transaction” for more information.

Class A Common Stock Earnings Per Share Accretion. By cashing out holders of fewer than 1,764,560 shares of class B common stock, we expect that holders of class A common stock, which will remain publicly traded, will experience substantial accretion to earnings per share in their holdings of our class A common stock. Furthermore, holders of the class A common stock will experience a greater percentage of participation in any future dividends, as compared to the Company’s current dual class common stock structure. Please see the section above entitled “— Reasons for the Proposed Transaction” for more information.

Moderate Debt Burden While Maintaining Flexibility For Future Growth. Given that every holder of our class B common stock, other than Mr. Hays, will be cashed out as a result of the Reverse Split, the Company can address shareholder concerns with the dual class common stock structure while maintaining a moderately leveraged capital structure on favorable financing terms that allows the Company current and future flexibility to fund growth initiatives, continue with our current dividends and fund future business acquisitions and repurchases of class A common stock, all as the Board may determine. Please see the section above entitled “— Reasons for the Proposed Transaction” for more information.

Dividend Savings. The Board also considered that the Company would save approximately $4.26 million in dividend costs per year (assuming the current dividend rates remain constant) as a result of the reduction in the number of shares of class B common stock outstanding after consummation of the Proposed Transaction. Please see the sections above entitled “— Purpose of the Proposed Transaction” and “— Reasons for the Proposed Transaction.”

Equal Treatment of Affiliated and Unaffiliated Holders of Less Than 1,764,560 Shares of Class B Common Stock.  The Proposed Transaction will not affect holders of class B common stock differently on the basis of affiliate status. The sole determining factor in whether a shareholder will be cashed out or will continue as a holder of class B common stock as a result of the Proposed Transaction is the number of shares of class B common stock held by the shareholder immediately prior to the Proposed Transaction. As a result of the Proposed Transaction, we expect Mr. Hays to be the sole remaining holder of our class B common stock. Structuring the Proposed Transaction in this manner allowed us to address shareholder concerns with our dual class common structure while maintaining a moderate debt burden as a result of the Proposed Transaction. The Board viewed the exclusion of Mr. Hays’ shares of class B common stock from the Proposed Transaction as having offsetting benefits and detriments for Mr. Hays. While as result of such exclusion, Mr. Hays will continue to participate in any growth in value through class B common stock, such class B common stock held following the Proposed Transaction will continue to be subject to the “equal status” provision of our Articles, essentially capping the value per share of the class B common stock in any distribution of property, merger, consolidation, purchase or acquisition of property or stock, asset transfer, division, share exchange, recapitalization, reorganization, or similar corporate transaction at the value per share received by holders of class A common stock. Similarly, while Mr. Hays will experience a relative increase in voting power of combined class A common stock and class B common stock due to his continued holdings of class B common stock, Mr. Hays already was able to exercise a controlling influence over our business and the power to elect our directors due to his existing holdings of class A common stock and class B common stock.

Possible Disadvantages of Effecting the Proposed Transaction

The Board also considered the following possible disadvantages of effecting the Proposed Transaction:

Cashed Out Holders of Class B Common Stock will not Participate in Future Increases in the Value of the Company Stock or Payments of Dividends.  Following the Proposed Transaction, cashed out holders of class B common stock will have no further financial interest in the Company and will not have the opportunity to participate in the potential appreciation in the value of, or the payment of dividends on, the class B common stock. Further, such holders of our class B common stock will be required to involuntarily surrender their shares in exchange for cash, rather than at a time and for a price of their choosing. The Board also considered the fact that the Proposed Transaction may be taxable for cashed out holders of our class B common stock. However, holders of our class B common stock who will be cashed out in the Proposed Transaction will have the opportunity to invest, subject to availability, in our class A common stock, which will remain publicly traded following the Proposed Transaction and participate in the potential appreciation in the value of, or the payment of dividends on, the class A common stock. Please see the section above entitled “— Reasons for the Proposed Transaction” for more information.

Reduced Cash on Hand and Increased Level of Indebtedness.  The Company estimates that the cost of payment to holders of class B common stock who are cashed out in the Reverse Split, the cost of payment to the holders of options to purchase class B common stock and restricted shares of class B common stock who are being cashed out in connection with the Proposed Transaction, professional fees, transfer agent costs and other expenses of the Proposed Transaction will total approximately $102.175 million. As a result, immediately after the Proposed Transaction, the Company’s cash balances on hand will be reduced by approximately $31 million. Further, our increased level of indebtedness as a result of entering into the Credit Facilities could adversely affect our financial condition and results of operations.

Mr. Hays Treated Unequally Under the Proposed Transaction. Mr. Hays, as the sole remaining holder of 1,764,560 or more shares of class B common stock prior to the Reverse Split will receive unequal treatment under the Proposed Transaction. Mr. Hays will not be entitled to receive any payment for his shares of class B common stock (other than the cash out of his class B common stock options) and will continue as a class B common stock shareholder of the Company. As a result, Mr. Hays will face an illiquid market for his class B common stock which will likely negatively affect the price of the class B common stock after the Proposed Transaction. However, the Proposed Transaction will also result in an increase in the relative voting power of Mr. Hays compared to the remaining holders of class A common stock, following the Proposed Transaction.

No Appraisal or Dissenters’ Rights.  Under Wisconsin law, no appraisal or dissenters’ rights are available to shareholders in connection with the Proposed Transaction.

Valuation Methods Not Applicable to the Company

Although potentially relevant to a determination of fairness of the Proposed Transaction, the factors listed below, for the reasons given, were determined by the Board to not be applicable to the Company and were not considered or were not given any weight by the Board.

Net Book Value.  The Board did not view net book value to be a reliable measure of fair value. Net book value is based on the historical cost of a company’s assets and does not take into account the value of a company if the company does not have the necessary access to capital and/or liquidity to continue to operate. In addition, the Board determined that net book value does not take into account the other considerations that might be part of the “willing buyer/willing seller” evaluation discussed above under the subsection “— Current and Historical Market Prices.”

Going Concern Valuation.  An indicator of going concern value is the discounted future cash receipts approach, which uses future cash receipt projections and discounts them at a rate which incorporates both the time value of money and the uncertainty of future cash receipts to arrive at a present valuation estimate. Given the other considerations discussed herein, the Board did not pursue this approach due to the significance of the subjective assumptions that would be involved in such an approach, as well as the significant advisor, investment bank and financial modeling expenses associated with the approach.

Liquidation Value.  The Board viewed the liquidation value of the Company to be an inappropriate measure for the purpose of evaluating the cash price to be paid for fractional shares. There is no present intention of liquidating the Company or selling a substantial portion of its assets in the near term. Further, the Proposed Transaction will only result in the termination of an equity interest by the class B common stock shareholders reduced to fractional shares as a result of the Proposed Transaction. A liquidation process would also involve additional legal fees, costs of sale and other expenses that would reduce any amounts that shareholders might receive upon liquidation. Given these and the other factors considered by the Board as described in this proxy statement, the Board did not pursue a liquidation value approach.

Conclusion

The Board believes that all of the factors mentioned above, both favorable and unfavorable, when viewed together support a conclusion that the Proposed Transaction is substantively fair to all the Company shareholders, including the unaffiliated holders of our class B common stock cashed out as a result of the Reverse Split and continuing holders of our class A common stock and class B common stock following the Proposed Transaction. Based on the factors described above, the Board set the Cash-Out Price at $53.44.

Procedural Fairness

In addition to the fairness of the substance of the Proposed Transaction, the Board (including Mr. Hays) believes that the process by which decisions were made regarding the Proposed Transaction is fair to unaffiliated holders of our class B common stock, who will be cashed out pursuant to the Proposed Transaction, and to the continuing holders of our Common Stock following the effectiveness of the Proposed Transaction.

The Board noted that shareholders who are cashed out can invest, subject to availability, in shares of the Company’s class A common stock, which will remain listed on Nasdaq after the Effective Date of the Proposed Transaction.

No special committee composed of the independent members of the Board was formed to appraise or negotiate the Proposed Transaction. The independent members of the Board considered whether to form such a committee and concluded that there were already sufficient procedural safeguards so as to make such a committee unnecessary, including that the Board is comprised of well over a majority of independent directors (constituting four of the five directors). The independent directors who were involved in the deliberations and decisions regarding the Proposed Transaction include Donald M. Berwick, JoAnn M. Martin, Barbara J. Mowry and John N. Nunnelly. None of the independent directors are employees of the Company nor are they otherwise controlled by, or under common control with, the Company. Each is an experienced and knowledgeable business person and is deemed to be independent under the listing standards of Nasdaq, including the heightened standards for members of audit committees and compensation committees. With regard to shares of class B common stock beneficially owned by the independent directors, none of such directors have any agreement with the Company or Mr. Hays, as controlling shareholder, regarding such shares. In addition, each of the independent directors will be treated identically in the Proposed Transaction with (i) the unaffiliated shareholders of the Company in the Reverse Split, with respect to class B common stock currently held by such independent directors, and (ii) all Company associates who have options to purchase class B common stock or restricted shares of class B common stock which will, immediately prior to the Effective Date, vest in full and be paid out as if they were cashed out pursuant to the Reverse Split.

The independent directors did, however, meet six times without Mr. Hays being present to discuss the Proposed Transaction amongst themselves and with representatives of Foley, the Company’s outside corporate and securities counsel. They also discussed the Proposed Transaction with Mr. Hays (as the full Board) on numerous occasions since they comprised a majority of the Board, viewed Mr. Hays’ participation in, and contributions to, Board meetings to be valuable to their decision-making process and did not consider their collective or individual independence to be jeopardized in any respect. Based on the factors described above, the independent members of the Board concluded that they had the independence and experience to fairly represent the interests of the unaffiliated shareholders and had a sufficient opportunity to discuss and form their own conclusions as to the fairness of the Proposed Transaction without the necessity of forming a special committee. The independent members of the Board unanimously voted in favor of the Proposed Transaction on the terms and conditions described in this proxy statement.

The Company did not receive a report, opinion or appraisal from an outside party as to the fairness of the Proposed Transaction to holders of our class A common stock, holders of our class B common stock who will be cashed out as a result of the Proposed Transaction or Mr. Hays, who will remain as the sole holder of class B common stock following the Proposed Transaction, or as to the value of the class B common stock. The independent members of the Board concluded that there were already sufficient procedural safeguards without the expense of retaining an independent fairness advisor. As discussed in “—Background of the Proposed Transaction” above, the independent members of the Board did, however, retain Emory & Co. to assist them with exploring the possible alternatives for determining the fair value of the class B common stock to be cashed out in the Reverse Split.

No representative or advisor was retained by the independent members of the Board on behalf of the unaffiliated shareholders to prepare a fairness evaluation or otherwise appraise or negotiate the Proposed Transaction. The independent members of the Board concluded that there were already sufficient procedural safeguards without the expense of retaining an external representative or advisor to negotiate the Proposed Transaction, particularly since unaffiliated and affiliated shareholders would be treated the same in the Proposed Transaction.

The Board determined not to condition the approval of the Proposed Transaction on approval by a majority of our unaffiliated shareholders.  The Board considered that a unanimous decision of a Board comprised of four of five independent members provided significant procedural fairness.  In addition, based on information available to us, as of the Record Date, approximately [●]% of our outstanding class B common stock is held by non-affiliates.  Accordingly, the Board was concerned that if the Proposed Transaction were structured to require the approval of a majority of the unaffiliated shareholders, that shareholders representing disproportionately few shares could unduly influence the vote, especially if minority shareholder participation in the voting was minimal.  Finally, the Board did not believe it was in our best interest or the best interest of our shareholders to incur the increased costs associated with allowing a minority of investors, voting alone, to make a determination with respect to the Proposed Transaction, and noted that the vote of a majority of unaffiliated shareholders was not required under Wisconsin law.  Weighing these factors, the Board determined that any benefits associated with a vote of unaffiliated shareholders were outweighed by the negatives, especially the potential for undue influence by a small portion of the outstanding shares.

The Board has not granted unaffiliated shareholders access to our corporate files, except as required by Wisconsin law, nor has it extended the right to retain counsel or appraisal services at our expense. With respect to unaffiliated shareholders’ access to our corporate files, the Board believes that this proxy statement, together with our other filings with the SEC, provide adequate information for unaffiliated shareholders. The Board also considered the fact that under Wisconsin law, and subject to specified conditions set forth under Wisconsin law, shareholders have the right to review our relevant books and records of account.

ADDITIONAL INFORMATION REGARDING THE PROPOSED TRANSACTION

Special Interests of the Affiliated Persons

In considering the recommendation of the Board with respect to the Proposed Transaction, shareholders should be aware that the Company’s executive officers and directors, including Michael D. Hays, its founder, controlling shareholder, chief executive officer and a director, have interests in the Proposed Transaction that are in addition to, or different from, the shareholders generally. These interests may create potential conflicts of interest and include the following:

●

Mr. Hays holds 1,973,205 shares of the Company’s class B common stock as of the Record Date and will, after the Swap with the Grandchildren’s Trust and immediately before consummation of the Reverse Split, hold 1,764,560 shares of class B common stock. Mr. Hays will be the only shareholder to retain shares of class B common stock after giving effect to the Proposed Transaction.

●

Mr. Hays will increase his percentage ownership interest in the Company and his total voting power because an estimated 1,775,684 shares of the outstanding class B common stock will be retired as a result of the Proposed Transaction. For example, assuming the Proposed Transaction is implemented and based on information and estimates of record ownership, shares outstanding and other ownership information and assumptions as of the Record Date, Mr. Hays’ beneficial ownership percentage will increase from approximately 30% to approximately 33% and Mr. Hays’ voting power will increase from approximately 54% to approximately 92%.

●	Mr. Hays has had a role in electing to pursue the Proposed Transaction and structuring its terms.

●

Our directors and executive officers, as well as other Company associates (i.e., employees), will have their unvested stock options and/or restricted stock tied to the class B common stock vested immediately prior to the Effective Date of the Proposed Transaction and then will have all of their outstanding options to purchase class B common stock and restricted shares of class B common stock paid out as if they were cashed out pursuant to the Reverse Split. This is estimated to account for approximately $7.5 million of the total estimated costs of the Proposed Transaction.

●

The Grandchildren’s Trust, which was originally established by and received all of its shares of Common Stock from Mr. Hays, held approximately 28% of our class A common stock and 125,355 shares, or approximately 3.5%, of our class B common stock as of the Record Date. Prior to the Effective Date of the Proposed Transaction, Mr. Hays and the Grandchildren’s Trust will effect the Swap, which will result in the Grandchildren’s Trust receiving a larger payment from the Company in the Reverse Split since it will own 208,645 more shares of class B common stock after the Swap that will be cashed out pursuant to the Reverse Split.

Mr. Hays, our other executive officers and directors and the Grandchildren’s Trust have indicated to the Company that they will vote all of their shares of Common Stock in favor of the Proposed Transaction. Accordingly, the Proposed Transaction is expected to be approved.

Shareholder Approval

Under Wisconsin law and the Company’s Articles, the following three “voting groups” must approve both the Reverse Split and the Forward Split: (1) the holders of the class A common stock and the class B common stock, voting together as a single class; (2) the holders of the class A common stock, voting separately as an independent voting group; and (3) the holders of the class B common stock, voting separately as an independent voting group.

Assuming a quorum of each voting group is present at the Special Meeting, the number of votes cast within each voting group for approval of each of the Reverse Split and the Forward Split must exceed the number of votes cast against it. The Reverse Split is conditioned upon the approval by the Company’s shareholders of the Forward Split, and vice versa. If the shareholders do not approve either the Reverse Split or the Forward Split, then the Proposed Transaction will fail and will not be consummated, even if one of the two stock splits received enough votes to pass independently.

As a result of his stock holdings, Mr. Hays has the power to approve, on behalf of both (i) the holders of the class B common stock and (ii) the holders of the class A and class B common stock, voting together as a single class, both the Reverse Split and the Forward Split, without the affirmative vote of any other shareholder. In addition, Mr. Hays and the Grandchildren’s Trust, as a result of their collective stock holdings, have the power to approve, on behalf of the holders of the class A common stock, both the Reverse Split and the Forward Split, without the affirmative vote of any other shareholder. Mr. Hays and the Grandchildren’s Trust have indicated to us that they intend to vote “FOR” both the Reverse Split and the Forward Split. Accordingly, we expect the Proposed Transaction to be approved.

Effective Date

The Proposed Transaction will become effective as of the date that the State of Wisconsin accepts for filing Articles of Amendment to our Articles (one amendment effecting the Reverse Split and a second amendment effecting the Forward Split), or on any later date that we may specify in the Articles of Amendment to our Articles. We intend to effect the Proposed Transaction through the filing of such Articles of Amendment on the day the Proposed Transaction is approved by our shareholders or as soon as practicable thereafter.

On or following the Effective Date, Nasdaq will file a Form 25 with the SEC, and we will file a Form 15 with the SEC, in each case to terminate the registration of the class B common stock under the Exchange Act and to delist our class B common stock from trading on Nasdaq.

The Company’s class A common stock will continue to be registered with the SEC under the Exchange Act and continue to be traded on Nasdaq following the consummation of the Proposed Transaction. Accordingly, the Company will continue to be subject to the filing of periodic reports and other documents under the Exchange Act, just as it is today.

Payment for Fractional Shares

The Company’s transfer agent, American Stock Transfer & Trust Company (the “Transfer Agent”), will act as the Company’s agent for purposes of paying for fractional shares of class B common stock in connection with the Proposed Transaction.

Shareholders owning less than 1,764,560 shares of class B common stock at the Effective Date will receive $53.44 in cash, without interest, for each share of class B common stock owned by such holder immediately prior to the Reverse Split. Mr. Hays is the only shareholder of the Company who is expected to own 1,764,560 or more shares of class B common stock at the Effective Date and, therefore, will not receive any cash as a result of the Reverse Split. The Forward Split that will immediately follow the Reverse Split will reconvert Mr. Hays’ shares of class B common stock back into the same number of shares of class B common stock he held immediately before the Effective Date. As a result, the total number of shares of class B common stock held by Mr. Hays will not change after completion of the Proposed Transaction.

Shareholders owning less than 1,764,560 shares of class B common stock at the Effective Date who hold their shares in certificated form will receive a letter of transmittal as soon as practicable after the Proposed Transaction is consummated with instructions on how to surrender existing certificates in exchange for cash payment. As soon as practicable after the Transfer Agent receives surrendered certificates from any such shareholder, together with a duly completed and executed letter of transmittal with respect thereto, and such other documents as the Company may require, the Transfer Agent will deliver to such shareholder cash in an amount equal to $53.44 in cash, without interest, for each share of class B common stock owned by such holder immediately prior to the Reverse Split. Shareholders owning less than 1,764,560 shares of class B common stock at the Effective Date who hold their shares electronically in book-entry form with the Transfer Agent do not need to take any action to receive $53.44 in cash, without interest, for each share of class B common stock owned by such holder immediately prior to the Reverse Split.    The Transfer Agent will deliver to such shareholders cash in an amount equal to $53.44 in cash, without interest, for each share of class B common stock owned by such holder immediately prior to the Reverse Split.

For purposes of determining ownership of shares of class B common stock on the Effective Date, such shares will be considered held by the person in whose name such shares are registered on the records of the Company or, in the case of shares held by a broker, bank or other third party (“Participants”) in “street name” on behalf of its client, in the name of the person whose account such shares are held in by such Participants on the Effective Date, regardless of the beneficial ownership of those shares. Upon effecting the Proposed Transaction, the Company intends to treat shareholders holding class B common stock in “street name” in the same manner as registered shareholders whose shares are registered in their names. Prior to the Effective Date, the Company will conduct an inquiry of all the Participants that hold shares of class B common stock in “street name.” These Participants will be instructed to effect the Proposed Transaction for their beneficial holders holding class B common stock in “street name.” These Participants will provide the Company with information on how many fractional shares will be cashed out.

Unavailability of Appraisal or Dissenters’ Rights

No appraisal or dissenters’ rights are available under Wisconsin law to holders of class A common stock or class B common stock in connection with the Proposed Transaction.

Source and Amount of Funds and Expenses

Based on estimates of the record ownership of our class B common stock, the expected number of shares of our class B common stock outstanding, the expected number of outstanding stock options and restricted shares tied to our class B common stock, and other information as of the Record Date, and assuming that approximately 1,775,684 shares of our class B common stock (before giving effect to the Reverse Split) are cashed out pursuant to the Proposed Transaction, we estimate that the total funds required to consummate the Proposed Transaction, including expenses, will be approximately $102.175 million. Approximately $101 million of this amount will be used to pay the consideration to holders of class B common stock entitled to receive cash for their fractional shares in the Reverse Split and to cash out the holders of outstanding options to purchase class B common stock and restricted shares of class B common stock in connection with the Proposed Transaction, and approximately $1.175 million will be used to pay the costs of the Proposed Transaction:

Cash Consideration to Holders of class B common stock (including holders of outstanding options to purchase class B common stock and restricted shares of class B common stock)	$101,000,000
Legal fees	$500,000
Accounting fees	$175,000
Advisor fees	$50,000
Printing, solicitation, mailing, transfer agent, exchange agent, and related costs	$30,000
SEC and Nasdaq fees	$30,000
Miscellaneous fees and expenses	$190,000
Bank fees and expenses	$200,000
Total Estimated Costs and Expenses	$102,175,000

The expected costs described above include approximately $538,000 of fees and expenses incurred by Mr. Hays in connection with exploring strategic alternatives, including the Proposed Transaction, for which we have reimbursed Mr. Hays.

Final costs of the Proposed Transaction may be more or less than the estimates shown above. We expect to pay the costs of the Proposed Transaction, including the amounts to be paid to holders of class B common stock for their fractional shares and payments to cash out outstanding options to purchase class B common stock and restricted shares of class B common stock, from cash on hand and through borrowings under the Term Loan. However, we do not currently have any definitive agreements with FNB to loan funds to us to fund the costs of the Proposed Transaction. Accordingly, any loans by FNB to fund the costs of the Proposed Transaction will be subject to the negotiation and execution by us and FNB of appropriate definitive agreements. We do not currently have any alternative financing arrangement or alternative financing plans in the event borrowings from FNB are not available. Should we enter into definitive documentation with FNB to borrow funds to fund the costs of the Proposed Transaction, we intend to make repayments under each of the proposed Credit Facilities in the normal course of business from ordinary cash flow generated from operations.

On September 18, 2017, we entered into the Commitment Letter with FNB, which expires on December 29, 2017, to provide (i) a Term Loan of $70 million, (ii) a Delayed Draw Term Loan facility of $20 million, and (iii) a Line of Credit in an amount equal to $10 million, in each case subject to the terms and conditions set forth in the Commitment Letter. Should we enter into definitive documentation relating to the Credit Facilities with FNB, we will use (A) the Term Loan to fund, in part, the Reverse Split, the cashing out of outstanding stock options and restricted shares tied to the class B common stock and the costs of the Proposed Transaction, (B) the Delayed Draw Term Loan, if used, is designated to fund any future business acquisitions or repurchasing of class A common stock (we do not presently have plans for any acquisitions or class A common stock repurchases) and (C) the Line of Credit to fund ongoing working capital needs and for other general corporate purposes. Under the proposed terms of the Credit Facilities, we will be the borrower under the Term Loan, the Delayed Draw Term Loan (if any), and the Line of Credit. The following is a description of the anticipated terms of the Credit Facilities, although the final terms of definitive documentation may be different from those set forth below.

Principal, interest rate, and fees

Principal and accrued interest amounts outstanding under the Term Loan are due and payable monthly during the term of the Term Loan, which shall expire on the fifth anniversary of the closing date of the Term Loan. The Term Loan will bear interest at a fixed rate of the five (5) year London Interbank Offered Rate (“LIBOR”) swap index rate plus a spread (i.e., as of September 13, 2017, this fixed rate would have been 4.16%).

In the event that the Delayed Draw Term Loan is used, interest only payments will be due through the calendar year in which the Delayed Draw Term Loan is drawn upon. After that, amortization will occur at the then current Term Loan rate and schedule with principal and accrued interest amounts outstanding under the Delayed Draw Term Loan due and payable monthly during the term of the Delayed Draw Term Loan, which shall expire on the fifth anniversary of the closing date of the Term Loan. The Delayed Draw Term Loan (if drawn upon) will bear interest at a floating rate equal to the thirty (30) day LIBOR index, plus 225 basis points.

Principal amounts outstanding under the Line of Credit are due and payable in full at maturity, which shall be the third anniversary of the closing date of the Line of Credit. The Line of Credit will bear interest (which shall accrue and be due on a monthly basis during the term of the Line of Credit) at a floating rate equal to the thirty (30) day LIBOR index, plus 225 basis points.

In addition to paying interest on outstanding principal under the Credit Facilities, we will be required to pay at the closing of the Credit Facilities a one-time fee equal to 0.25% of the amount borrowed under the Term Loan. We will also be obligated to pay ongoing unused commitment fees quarterly in arrears pursuant to the Line of Credit and the Delayed Draw Term Loan facility at a rate of 0.20% per annum based on the actual daily unused portions of the Line of Credit and the Delayed Draw Term Loan facility, respectively.

Guarantee and security

All obligations under the Credit Facilities will be guaranteed by each of our direct and indirect active, wholly owned, material domestic subsidiaries, as determined by FNB in its reasonable discretion (each, a “guarantor”).

The Credit Facilities will each be secured, subject to permitted liens and other agreed upon exceptions, by a first-priority lien on and perfected security interest in substantially all of our and the guarantors’ present and future assets (including, without limitation, fee-owned real property, and limited, in the case of the equity interests of foreign subsidiaries, to 65% of the outstanding equity interests of such subsidiaries).

Certain covenants and other terms

The Credit Facilities will contain customary representations and warranties and customary events of default. The Credit Facilities will also contain certain affirmative and negative covenants, including, but not limited to, restrictions, subject to certain exceptions, on our ability to:

●	create, incur, assume, or permit to exist any additional indebtedness;

●	effect repurchases of class A common stock in excess of certain maximum allowances;

●	enter into certain acquisition transactions;

●	create, incur, assume, or permit to exist any liens upon any assets;

●	enter into any transactions the effect of which would be a change of control;

●	purchase, make, incur, assume, or permit to exist any investment, loan, or advance to or in any other person; and

●	enter into any transactions with affiliates.

The Credit Facilities will also contain certain financial covenants with respect to minimum fixed charge coverage ratio and maximum cash flow leverage ratio. Pursuant to the Credit Facilities, we will be required to maintain a minimum fixed charge coverage ratio of 1.10x for all testing periods throughout the term(s) of the Credit Facilities. The Commitment Letter defines “fixed charge coverage ratio” as follows: free cash flow (pre-tax net income plus interest plus depreciation plus amortization plus non-cash compensation expense minus distributions/dividends (subject to certain permitted stock repurchase exclusions) minus cash tax expense minus unfinanced capital expenditures (subject to certain permitted acquisition exclusions)) divided by contractual minimum debt service (contractual principal and interest loan payments plus contractual capital lease payments). Pursuant to the Credit Facilities, we will also be required to maintain a cash flow leverage ratio of 3.00x or less for all testing periods throughout the term(s) of the Credit Facilities. The Commitment Letter defines “cash flow leverage” as follows: funded senior debt (total outstanding principal balances on all loans less contractually subordinated debt plus outstanding capital lease obligations) divided by earnings before interest, taxes, depreciation, and amortization (pre-tax net income plus interest plus depreciation plus amortization plus non-cash compensation expense).

Conditions to closing and FNB’s funding of the proposed Credit Facilities include, without limitation: (i) definitive documentation in respect of the Proposed Transaction in a form acceptable to FNB and consummation of the Proposed Transaction substantially concurrently with initial borrowings under the Term Loan, (ii) the execution and delivery by the applicable parties (including FNB, the Company, and the guarantors) of definitive agreements with respect to the Credit Facilities and other credit documentation, in each case consistent with the terms provided in the Commitment Letter, (iii) receipt by FNB of satisfactory documentation and information about us and our subsidiaries, sufficient for FNB to complete its diligence process, (iv) the payment of fees and expenses due to FNB under the terms of the Commitment Letter required to be paid on the closing date of the Credit Facilities, (v) the absence of any “Material Adverse Effect,” as such term is defined in the Commitment Letter, and (vi) the Company migrating and maintaining its primary banking relationship with FNB post-closing.

Material U.S. Federal Income Tax Consequences

For purposes of this discussion, a “U.S. Holder” means, for United States federal income tax purposes, an individual who is a citizen or resident alien of the U.S., a corporation or other entity taxable for U.S. federal income tax purposes as a corporation created or organized in or under the laws of the U.S., any state thereof or the District of Columbia, or an estate or trust treated as a U.S. person under Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the “Code”). This summary is limited to U.S. persons that hold our class B common stock as capital assets within the meaning of Section 1221 of the Code for federal income tax purposes (generally, assets held for investment).

The discussion is based upon the Code and regulations, rulings, judicial decisions, and administrative pronouncements and interpretations thereunder as of the date of this proxy statement. These authorities may be repealed, revoked or modified, perhaps with retroactive effect, so as to produce U.S. federal income tax consequences different from those discussed below. No ruling has been or will be sought from the Internal Revenue Service regarding the income or other tax consequences of the Proposed Transaction, and no assurance can be given that the Internal Revenue Service will not challenge the conclusions stated below or will not assert, or that a court will not sustain, a position contrary to any of the income tax consequences described below.

This summary does not purport to be a complete analysis of all of the potential U.S. federal income tax effects and does not address all of the tax consequences that may be relevant to a particular shareholder in light of his, her or its individual circumstances. Without limiting the generality of the foregoing, this summary does not address the effect of any special rules applicable to certain types of holders, including, without limitation, financial institutions, regulated investment companies, mutual funds, retirement plans, tax-exempt organizations, insurance companies, dealers or traders in securities, holders that received their stock pursuant to the exercise of employee stock options or otherwise as compensation, holders who hold their stock as part of a hedge, straddle, conversion, constructive sale, or other arrangement involving more than one position or other risk reduction, or other integrated transaction, non-U.S. holders, holders who functional currency is not the U.S. dollar, or investors in pass-through entities and the applicable pass-through entity, including a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes and Subchapter S corporations.

This summary is of a general nature and is included herein solely for information purposes. This summary is not intended to be, and should not be construed to be, legal or tax advice. Because U.S. tax consequences may differ from one holder to the next, the discussion set out below does not purport to describe all of the tax considerations that may be relevant to you and your particular situation. Accordingly, you are advised to consult your own tax advisor as to the U.S. federal, state, local and other tax consequences of the Proposed Transaction. The statements of U.S. tax law set out below are based on the laws and interpretations in force as of the date of this proxy statement, and are subject to any changes occurring after that date. Any statement herein regarding any U.S. federal tax is not intended or written to be used, and cannot be used, by any taxpayer for the purpose of avoiding any penalties that may be imposed under the Code. You should seek advice based on your particular circumstances from an independent tax advisor.

Tax Consequences of Proposed Transaction to a U.S. Holder

The following is a summary of material U.S. federal income tax consequences of the Proposed Transaction to the Company’s unaffiliated holders of our class B common stock who are U.S. Holders. A U.S. Holder’s receipt of cash in exchange for the fraction of a share of class B common stock resulting from the Reverse Split will be a taxable transaction to such holder for U.S. federal income tax purposes. If the receipt of cash qualifies as a sale or exchange of the U.S. Holder’s stock under Section 302 of the Code, the U.S. Holder generally should recognize gain or loss equal to the difference between the amount of cash received by such holder and such holder’s adjusted tax basis in the class B common stock exchanged in the Proposed Transaction. Any such gain or loss will constitute capital gain or loss and will be long-term capital gain or loss if the U.S. Holder has held the class B common stock for more than one year. In general, long-term capital gains of a non-corporate U.S. Holder are taxed at lower rates than those applicable to ordinary income. The deductibility of capital losses is subject to certain limitations.

The Proposed Transaction will generally be treated as a sale or exchange of such stock if the exchange (1) results in the complete redemption of the holder’s interest in the Company, (2) is “substantially disproportionate” with respect to such holder, or (3) is “not essentially equivalent to a dividend” under the specific facts and circumstances. The tests are not only applied to the stock owned directly by a holder, but also to the stock that the holder owns indirectly based on certain attribution rules under Section 318 of the Code. Under Section 318 of the Code, a U.S. Holder will generally be considered to own stock that is owned (and, in some cases, constructively owned) by some members of such holder’s family and by entities in which such holder, a member of such holder’s family, or a related entity has an interest.

●

Complete Termination. A U.S. Holder’s exchange of class B common stock for cash in the Proposed Transaction generally will result in a complete termination of such holder’s interest in the Company if, following the Proposed Transaction, (i) the holder no longer owns (directly or indirectly) any stock (including class A common stock) of the Company or (ii) the holder no longer directly owns any stock of the Company and is eligible to waive (and does in fact waive) constructive ownership of stock such holder is considered to own under Section 318 of the Code.

●

Substantial Disproportionate Redemption. A U.S. Holder’s exchange of class B common stock for cash in the Proposed Transaction generally will meet the “substantially disproportionate test” if, after the Proposed Transaction, (i) the holder owns (directly or indirectly) less than 50% of the voting power of the Company, and (ii) the ratio of voting stock owned (directly or indirectly) by the holder to all outstanding voting stock of the Company after the transaction is less than 80% of the ratio of voting stock owned (directly or indirectly) by the holder to all outstanding voting stock of the Company before the transaction.

●

Not Essentially Equivalent to a Dividend. For the Proposed Transaction to meet the “not essentially equivalent to a dividend test,” a U.S. Holder must experience a “meaningful reduction” in its proportionate interest in the Company as a result of the exchange, taking into account the constructive ownership rules described above. Whether a “meaningful reduction” takes place with respect to a particular holder depends on each holder’s individual facts and circumstances. In some instances, the Internal Revenue Service has ruled that even a small reduction in the proportionate interest of a minority stockholder in a publicly held corporation who exercises no control over the corporate affairs of the company may constitute a “meaningful reduction.” See, e.g., Rev. Rul. 76-385, 1976-2 C.B. 92.

Each U.S. Holder is urged to consult its own tax advisor as to the application of the Section 302 tests to such holder under its particular circumstances.

In 2013, the Company undertook the 2013 Recapitalization, which was a reclassification of its common stock into class A common stock and class B common stock. At the time, the Company stated it did not believe that either the class A common stock or class B common stock would constitute “Section 306 stock” within the meaning of Section 306(c) of the Code. The Company continues to believe that the class B common stock does not constitute “Section 306 stock.” However, if the class B common stock is determined to constitute Section 306 stock, a U.S. Holder may be deemed to realize ordinary income as opposed to capital gain as a result of the Proposed Transaction. The rules of Section 306 of the Code are complex, and each U.S. Holder is urged to consult its own tax advisor as to the application of Section 306 to such holder under its particular circumstances.

Backup Withholding and Information Reporting

In general, information reporting requirements will apply to cash received in the Proposed Transaction by a U.S. Holder. Additionally, backup withholding, currently at a rate of 28%, will apply to such payments if a U.S. Holder fails to furnish a taxpayer identification number, furnishes an incorrect taxpayer identification number, fails to report interest or dividends properly or otherwise fails to comply with applicable requirements of the backup withholding rules. Exempt recipients that are not subject to backup withholding and do not provide an IRS Form W-9 may nonetheless be treated as foreign payees subject to withholding under the Foreign Account Tax Compliance Act, and may be withheld upon at the 30% rate. Any amounts withheld under the backup withholding rules will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the Internal Revenue Service. The Company cannot refund amounts once they are withheld.

Escheat Laws

The unclaimed property and escheat laws of each state provide that, under circumstances defined in that state’s statutes, holders of unclaimed or abandoned property must surrender that property to the state. Persons whose shares of class B common stock are cashed out pursuant to the Reverse Split and whose addresses are unknown to us generally will have a period of years from the Effective Date in which to claim the cash payment payable to them. For example, with respect to class B common stock shareholders whose last known addresses are in Wisconsin, as shown by our records, the period is five years. Following the expiration of that five-year period, Wisconsin escheat laws would likely cause the cash payments to escheat to the State of Wisconsin. For class B common stock shareholders who reside in other states or whose last known addresses, as shown by our records, are in states other than Wisconsin, such states may have abandoned property laws which call for such state to obtain either (i) custodial possession of property that has been unclaimed until the owner reclaims it; or (ii) escheat of such property to the state. Under the laws of such other jurisdictions, the “holding period” or the time period which must elapse before the property is deemed to be abandoned may be shorter or longer than five years. If we do not have an address for the holder of record of the shares of class B common stock, then unclaimed cash-out payments would be turned over to our state of incorporation, the State of Wisconsin, in accordance with its escheat laws.

Accounting Treatment

We anticipate that we will account for the Proposed Transaction by treating the fractional shares of class B common stock repurchased as cancelled shares. The effective vesting of outstanding equity awards tied to the class B common stock will result in a nonrecurring charge to the income statement, with an increase to additional paid in capital. The repurchase of fractional shares of class B common stock in the Reverse Split, the cashing out of the outstanding equity awards tied to class B common stock and the retirement of treasury shares will result in a reduction to total shareholders’ equity. Additional borrowings to fund the Proposed Transaction will result in increased liabilities and decreased net income for increased interest expense, net of tax. Tax expense will decrease in the period of the Proposed Transaction due to the charges for share based compensation as well as the additional tax benefit for the excess of the payment price to settle the class B common stock equity awards over the original value of the awards. Earnings per share will increase as a result of there being fewer shares of our Common Stock outstanding after the Proposed Transaction.

Regulatory Approvals

The Company is not aware of any material governmental or regulatory approval required for the consummation of the Proposed Transaction, other than compliance with the applicable federal and state securities laws, Nasdaq rules and Wisconsin corporate laws.

MEETING AND VOTING INFORMATION

Time and Place

The Special Meeting will be held on [●], November [●], 2017 at [●], local time, at our corporate offices located at 1245 Q Street, Lincoln Nebraska 68508.

Who May Vote

Only holders of record of the Company’s class A common stock and class B common stock at the close of business on the Record Date (i.e., October [●], 2017) are entitled to vote at the Special Meeting. On that date, the Company had outstanding and entitled to vote: (a) [●] shares of class A common stock, each of which is entitled to one-one-hundredth (1/100th) of one vote per share, with an aggregate of [●] votes; and (b) [●] shares of class B common stock, each of which is entitled to one vote per share, with an aggregate of [●] votes.

Voting

If a broker, bank or other nominee holds your shares, you will receive instructions from them that you must follow in order to have your shares voted. If a bank, broker or other nominee holds your shares and you wish to attend the Special Meeting and vote in person, you must obtain a “legal proxy” from the record holder of the shares giving you the right to vote the shares.

If you hold your shares in your own name as a holder of record, you may instruct the proxy holders how to vote your shares of Common Stock by completing, signing and dating the enclosed proxy card where indicated and by mailing or otherwise returning the card to us before the Special Meeting. This proxy statement, including Appendix A and Appendix B hereto, the proxy card and any other proxy solicitations materials will be available on the Internet at https://www.rdgir.com/national-research-corporation. The proxy holders will vote your shares in accordance with your instructions. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted ‘FOR” the Reverse Split and “FOR” the Forward Split. Of course, you may also choose to attend the meeting and vote your shares in person.

Revoking Your Voting Instructions to Your Proxy Holders

If you are a holder of record and you vote by proxy, you may later revoke your proxy instructions by:

●	sending a written statement to that effect to Kevin R. Karas, Secretary, National Research Corporation, 1245 Q Street, Lincoln, Nebraska 68508;

●	submitting a proxy card with a later date and signed as your name appears on the shareholder account; or

●	voting in person at the Special Meeting (although attendance at the meeting will not, by itself, revoke a proxy).

If a broker, bank or other nominee holds your shares and you vote by proxy, you may later revoke your proxy instructions by informing your broker, bank or other nominee in accordance with that entity’s procedures.

Voting Groups; Required Votes; Quorum; Abstentions; Broker Non-Votes

Under Wisconsin law and the Company’s Articles, the following three “voting groups” must approve both the Reverse Split and the Forward Split: (1) the holders of the class A common stock and the class B common stock, voting together as a single class; (2) the holders of the class A common stock, voting separately as an independent voting group; and (3) the holders of the class B common stock, voting separately as an independent voting group.

Assuming a quorum of each voting group is present at the Special Meeting, the number of votes cast within the voting group for approval of each of the Reverse Split and the Forward Split must exceed the number of votes cast against it. The Reverse Split is conditioned upon the approval by the Company’s shareholders of the Forward Split, and vice versa. If the shareholders do not approve either the Reverse Split or the Forward Split, then the Proposed Transaction will fail and will not be consummated, even if one of the two stock splits received enough votes to pass independently.

The presence of a majority of the votes entitled to be cast by each voting group constitutes a quorum for the purpose of transacting business at the Special Meeting.

Abstentions and broker non-votes will be counted as present in determining whether there is a quorum; however, they will not constitute a vote “for” or “against” each of the Reverse Split and the Forward Split and will be disregarded in the calculation of votes cast. A broker non-vote occurs when a broker submits a proxy card with respect to shares that the broker holds on behalf of another person but declines to vote on a particular matter, either because the broker elects not to exercise its discretionary authority to vote on the matter or does not have authority to vote on the matter.

INFORMATION ABOUT THE COMPANY

The Company is a leading provider of analytics and insights that facilitate measurement and improvement of the patient and employee experience while also increasing patient engagement and customer loyalty for healthcare providers, payers and other healthcare organizations. The Company’s solutions enable its clients to understand the voice of the customer with greater clarity, immediacy and depth. The Company’s heritage, proprietary methods, and holistic approach enable its partners to better understand the people they care for and design experiences that inspire loyalty and trust, while also facilitating regulatory compliance and the shift to population-based health management. The Company’s ability to measure what matters most and systematically capture, analyze and deliver insights based on self-reported information from patients, families and consumers is critical in today’s healthcare market. The Company believes that access to and analysis of its extensive consumer-driven information is becoming more valuable as healthcare providers increasingly need to more deeply understand and engage patients and consumers in an effort towards effective population-based health management.

The Company’s expertise includes the efficient capture, interpretation, transmittal and benchmarking of critical data elements from millions of healthcare consumers. Using its portfolio of solutions through internet-based business intelligence tools, the Company’s clients gain insights into what people think and feel about their organizations in real-time, allowing them to build on their strengths and resolve service issues with greater speed and personalization. The Company’s clients are also able to access networking groups, on-line education and an extensive library of performance improvement material that can be tailored to each of their unique needs.

The Company’s portfolio of subscription-based solutions provide actionable information and analysis to healthcare organizations and payers across a range of mission-critical, constituent-related elements, including patient experience and satisfaction, community population health risks, workforce engagement, community perceptions, and physician engagement. The Company partners with clients across the continuum of healthcare services. The Company’s clients range from integrated health systems and post-acute providers, such as home health, long term care and hospice, to numerous payer organizations. The Company believes this cross-continuum positioning is a unique and an increasingly important capability as evolving payment models drive healthcare providers and payers towards a more collaborative and integrated service model.

The Company has achieved a market leadership position through its more than 35 years of industry innovation and experience, as well as its long-term, recurring revenue relationships (solutions that are used or required by a client each year) with many of the healthcare industry’s largest organizations. Since its founding in 1981, the Company has focused on meeting the evolving information needs of the healthcare industry through internal product development, as well as select acquisitions.

The principal executive offices of the Company are located at 1245 Q Street, Lincoln, Nebraska 68508 and its telephone number is (402) 475-2525.

MARKET PRICE OF COMMON STOCK

Market Information

The Company’s class A common stock and class B common stock are traded on Nasdaq under the symbols “NRCIA” and “NRCIB,” respectively. The closing price of our class A common stock and class B common stock as of September 15, 2017 (the trading day prior to the announcement of the Proposed Transaction) was $34.25 and $53.42, respectively, and the closing price as of the Record Date was $[●] and $[●], respectively.

The following table sets forth the range of high and low sales prices for, and dividends declared on the class A common stock and class B common stock for the period from October 1, 2015, through September 30, 2017:

	Class A			Class B
	High	Low	Dividends Declared Per Common Share	High	Low	Dividends Declared Per Common Share
2015 Quarter Ended:
December 31	$17.42	$11.32	$0.44	$38.22	$31.88	$2.64

2016 Quarter Ended:
March 31	$16.10	$13.70	$0.08	$36.87	$32.99	$0.48
June 30	$16.67	$12.53	$0.08	$44.60	$33.19	$0.48
September 30	$17.14	$13.26	$0.08	$38.50	$32.18	$0.48
December 31	$20.00	$14.35	$0.10	$46.37	$32.57	$0.60

2017 Quarter Ended:
March 31	$20.92	$16.50	$0.10	$41.73	$38.76	$0.60
June 30	$28.75	$19.15	$0.10	$49.29	$39.00	$0.60
September 30	$41.99	$26.70	$0.10	$57.21	$47.07	$0.60

The payment and amount of future dividends, if any, is at the discretion of the Board and will depend on the Company’s future earnings, financial condition, general business conditions, alternative uses of the Company’s earnings and other factors.

Shareholders

As of the Record Date, there were approximately [●] shareholders of record and approximately [●] beneficial owners of the class A common stock and approximately [●] shareholders of record and approximately [●] beneficial owners of the class B common stock.

Common Stock Repurchase Information

In February 2006, and as amended in connection with the 2013 Recapitalization (which created the two classes of Common Stock), the Board authorized the repurchase of 2,250,000 shares of class A common stock and 375,000 shares of class B common stock in the open market or in privately negotiated transactions. Unless terminated earlier by resolution of the Board, the repurchase program will expire when the Company has repurchased all shares authorized for repurchase thereunder. The remaining shares that may be purchased under this authorization are 280,491 shares of class A common stock and 69,491 shares of class B common stock. The Company has not purchased any shares of class B common stock during the last two years.

In connection with approving the Proposed Transaction, the Board further amended the foregoing stock repurchase authorization to provide that, immediately after the consummation of the Proposed Transaction, no shares of class B common stock shall be eligible to be repurchased.

Purchases/Sales of Class B Common Stock by Directors and Executive Officers

None of the directors or executive officers of the Company have engaged in any transaction in our class B common stock during the past 60 days. In the quarter ended March 31, 2016, Mr. Hays exercised options and acquired 24,043 shares of class B common stock for an average price of $15.70 per share and between a range of $13.06 to $19.09 per share.  Other than the foregoing, Mr. Hays has not purchased any shares of class B common stock during the past two years. In connection with the Proposed Transaction, Mr. Hays and the Grandchildren’s Trust will effect the Swap.

FINANCIAL INFORMATION

Summary Historical Consolidated Financial Information

The following summary consolidated financial information was derived from and should be read in conjunction with the Company’s unaudited consolidated financial statements presented in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, filed with the SEC on August 4, 2017, and from the Company’s audited consolidated financial statements presented in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 3, 2017, all of which are incorporated herein by reference.

	Summary of Consolidated Financial Information ($ In thousands, except per share amounts)
		June 30, 2017	December 31, 2016	December 31, 2015
		(unaudited)
Balance Sheet Data:
Current assets		$50,983	$47,065	$55,061
Noncurrent assets		73,593	73,559	72,988
Current liabilities		30,851	31,514	44,171
Noncurrent liabilities		5,895	6,304	9,656
Total shareholders' equity		87,830	82,806	74,222
Book value per share		3.59	3.39	3.05

	For the six months ended June 30, 2017	For the six months ended June 30, 2016	For the year ended December 31, 2016	For the year ended December 31, 2015
	(unaudited)	(unaudited)
Statement of Income Data:
Revenue	$58,710	$53,984	$109,384	$102,343
Operating income	18,436	15,024	31,197	26,447
Income before income taxes	18,450	15,043	31,356	27,360
Net income	12,272	10,065	20,518	17,610
Earnings Per Share of Common Stock:
Basic Earnings Per Share:
Class A	$0.29	$0.24	$0.49	$0.42
Class B	$1.75	$1.44	$2.93	$2.52
Diluted Earnings Per Share:
Class A	$0.28	$0.24	$0.48	$0.41
Class B	$1.71	$1.41	$2.88	$2.49
Ratio of earnings to fixed charges	99.65x	53.76x	64.16x	48.48x

If you are a beneficial owner of the Company’s Common Stock and would like a more complete copy of the financial information contained in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017 and the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, the Company will provide it to you without charge.  If you would like to receive any of this information, please call (402) 475-2525 or write the Company at Kevin R. Karas, Secretary, National Research Corporation, 1245 Q Street, Lincoln, Nebraska 68508.  Alternatively, you can view and/or obtain copies of the financial information and other information contained in these reports at the SEC’s public reference facilities located at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549 or at the SEC’s website at http://www.sec.gov.

Pro Forma Consolidated Financial Statements (Unaudited)

The following unaudited pro forma consolidated balance sheet as of June 30, 2017 and the unaudited pro forma consolidated statements of income for the fiscal year ended December 31, 2016 and for the six months ended June 30, 2017 are condensed and unaudited and should be read in conjunction with our historical consolidated financial statements and accompanying notes, which are incorporated by reference into this proxy statement. The pro forma financial information is intended to illustrate what the approximate effects of the estimated cash payments for the fractional shares resulting from the Reverse Split, the cashing out of all outstanding options to purchase class B common stock and restricted shares of class B common stock, the new term loan to fund the Proposed Transaction and the related expense of the Proposed Transaction would have had on the Company’s financial condition and results of operations if completed at an earlier date. Adjustments to the pro forma consolidated balance sheet are computed as if the Reverse Split occurred on June 30, 2017, while the pro forma adjustments related to the consolidated statements of income are computed as if the Reverse Split had occurred on January 1, 2016. The pro forma financial information is based on the assumptions stated in the notes to the pro forma financial statements, which should be carefully considered. The pro forma financial information is not necessarily indicative of the results that would have occurred had the Proposed Transaction actually taken place in the respective periods nor do they purport to project the results of operations for any future period. The historical amounts as of and for the six months ending June 30, 2017 were derived from the Company’s unaudited consolidated financial statements that were included in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017. The historical amounts for the fiscal year ended December 31, 2016 were derived from the Company’s audited consolidated financial statements that were included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

NATIONAL RESEARCH CORPORATION AND SUBSIDIARY CONDENSED CONSOLIDATED BALANCE SHEET-PRO FORMA
(In thousands, except share amounts and par value)

	Actual June 30, 2017	Pro Forma Adjustments		Pro Forma June 30, 2017
Assets
Current assets:
Cash and cash equivalents	$31,628	$(12,953)	(A)
		(6,106)	(B)	$12,569
Trade accounts receivable, net of allowance for doubtful accounts	13,138			13,138
Unbilled revenue	1,644			1,644
Prepaid expenses	3,378			3,378
Income tax receivable	1,172	2,733	(C)	3,905
Other current assets	23			23
Total current assets	50,983	(16,326)		34,657

Property and equipment, net	12,138			12,138
Intangible assets, net	2,830			2,830
Goodwill	57,942			57,942
Other	683			683
Total noncurrent assets	73,593			73,593
Total assets	$124,576	$(16,326)		$108,250

Liabilities and Shareholders’ Equity
Current liabilities:
Bank overdraft and borrowings on line of credit	$-	$15,222	(A)	$15,222
Current portion of notes payable	2,107	4,391	(A)	6,498
Accounts payable and accrued expenses	7,791			7,791
Dividends payable	4,218			4,218
Deferred revenue	16,735			16,735
Total current liabilities	30,851	19,613		50,464

Notes payable, net of current portion	-	63,302	(A)	63,302
Deferred income taxes	5,057	527	(C)	5,584
Other long term liabilities	838			838
Total noncurrent liabilities	5,895	63,829		69,724
Total liabilities	36,746	83,442		120,188

Shareholders’ equity:
Preferred stock	-			-
Class A Common stock	26			26
Class B Common stock	4	(3)	(A)	1

Additional paid-in capital	49,620	(9,708)	(A)
		(5,490)	(B)	34,422

Retained earnings/accumulated deficit	75,343	(101,482)	(A)
		(616)	(B)
		2,206	(C)	(24,549)
Accumulated other comprehensive loss	(2,127)			(2,127)
Treasury stock, at cost	(35,036)	15,325	(A)	(19,711)
Total shareholders’ equity	87,830	(99,768)		(11,938)
Total liabilities and shareholders’ equity	$124,576	(16,326)		$108,250

Book value per share (See Note G)	$3.59			$(0.53)

NATIONAL RESEARCH CORPORATION AND SUBSIDIARY CONDENSED CONSOLIDATED STATEMENT OF INCOME-PRO FORMA
(In thousands, except share amounts and par value)

	For the six months ending June 30, 2017
	Actual June 30, 2017	Pro Forma Adjustments		Pro Forma June 30, 2017
Revenues:
Revenue	$58,710	$-		$58,710

Operating expense:
Direct	24,439			24,439
Selling, general and administrative	13,591			13,591
Depreciation and amortization	2,244			2,244
Total operating expenses	40,274	-		40,274

Operating Income	18,436	-		18,436

Other income (expense)
Interest income and other, net	64			64
Interest expense	(50)	(1,445)	(D)	(1,495)
Total other income (expense)	14	(1,445)		(1,431)

Income before income taxes	18,450	(1,445)		17,005

Provision for income taxes	6,178	(527)	(E)	5,651

Net Income	$12,272	$(918)		$11,354

Earnings Per Share of Common Stock:
Basic Earnings Per Share
Class A	$0.29	$0.07	(F)	$0.36
Class B	$1.75	$0.41	(F)	$2.16

Diluted Earnings Per Share
Class A	$0.28	$0.07	(F)	$0.35
Class B	$1.71	$0.45	(F)	$2.16

Weighted average shares and shares equivalents outstanding:
Class A - basic	20,745			20,745
Class B - basic	3,514	(1,749)	(F)	1,765
Class A - diluted	21,404			21,404
Class B - diluted	3,584	(1,819)	(F)	1,765

Ratio of earnings to fixed charges (See Note H)	99.7x			11.42x

NATIONAL RESEARCH CORPORATION AND SUBSIDIARY CONDENSED CONSOLIDATED STATEMENT OF INCOME-PRO FORMA
(In thousands, except share amounts and par value)

	For the twelve months ending December 31, 2016
	Actual December 31, 2016	Pro Forma Adjustments		Pro Forma December 31, 2016
Revenues:
Revenue	$109,384	$-		$109,384

Operating expense:
Direct	45,577			45,577
Selling, general and administrative	28,385			28,385
Depreciation and amortization	4,225			4,225
Total operating expenses	78,187	-		78,187

Operating Income	31,197	-		31,197

Other income (expense)
Interest income and other, net	349			349
Interest expense	(190)	(3,051)	(D)	(3,241)
Total other income (expense)	159	(3,051)		(2,892)

Income before income taxes	31,356	(3,051)		28,305

Provision for income taxes	10,838	(1,114)	(E)	9,724

Net Income	$20,518	$(1,937)		$18,581

Earnings Per Share of Common Stock:
Basic Earnings Per Share
Class A	$0.49	$0.11	(F)	$0.60
Class B	$2.93	$0.54	(F)	$3.47

Diluted Earnings Per Share
Class A	$0.48	$0.11	(F)	$0.59
Class B	$2.88	$0.59	(F)	$3.47

Weighted average shares and shares equivalents outstanding:
Class A - basic	20,713			20,713
Class B - basic	3,505	(1,740)	(F)	1,765
Class A - diluted	21,037			21,037
Class B - diluted	3,560	(1,795)	(F)	1,765

Ratio of earnings to fixed charges (See Note H)	64.12x			8.98x

Notes to Pro Forma Financial Statements (Unaudited)

Pro Forma Adjustments

The following pro forma adjustments are based on preliminary estimates and assumptions, which may change as additional information is obtained, and as a result, actual results may differ materially:

(A)

Adjustment to give effect to the Proposed Transaction and the repurchase and retirement of all fractional shares of class B common stock, representing 1,775,684 shares of class B common stock at a price of $53.44 per share (an aggregate of $94,893,000) and nonrecurring expected transaction costs of $975,000. The Proposed Transaction is to be funded through the use of existing cash on hand and a new debt facility (new term debt of $70,000,000 with debt origination fees of $200,000 less existing $2,107,000 debt required to be repaid) and borrowings on the line of credit.  We do not expect the Proposed Transaction to result in a United States bank overdraft based on the U.S. cash balance expected for the date of closing.

(B)

Adjustment to give effect to the $6,106,000 cash settlement of class B common share options at $53.44 per option and nonrecurring charges of $616,000 associated with the accelerated vesting of class B common share options and restricted stock awards, which will be subject to the Reverse Split upon vesting and included in the repurchase of the fractional shares of class B common stock. We have not reflected an adjustment to the historical stock compensation expense recorded in our statements of income related to our class B common share awards which total $472,000 and $148,000 for the year ended December 31, 2016 and the six months ended June 30, 2017, respectively.

(C)

Adjustment to give effect to the $2,733,000 tax benefit related to the accelerated vesting and settlement of class B share awards, based on a 36.5% income tax rate and the reversal of deferred tax assets of $527,000 related to the awards.

(D)

Adjustment to reflect the incremental interest expense related to our new credit facility at assumed interest rates of 4.16% for the term debt and 3.48% on the line of credit and amortization of loan origination fee, partially offset by interest expense on the $2,107,000 of existing debt required to be repaid.

(E)	Adjustment to give effect to the income taxes related to the pro forma income statement adjustments at an assumed income tax rate of 36.5%.

(F)

Adjustment to give effect to the repurchase of the fractional class B shares. Net income per share of class A common stock and class B common stock is computed using the two-class method. The liquidation rights and the rights upon the consummation of an extraordinary transaction are the same for the holders of class A common stock and class B common stock. Other than share distributions and liquidation rights, the amount of any dividend or other distribution payable on each share of class A common stock will be equal to one-sixth (1/6th) of the amount of any such dividend or other distribution payable on each share of class B common stock. As a result, the undistributed earnings for each period are allocated based on the contractual participation rights of the class A and class B common stock as if the earnings for the period had been distributed. Accordingly for purposes of computing earnings per share, pro forma net income for the six months ended June 30, 2017 of $7,613,000 has been allocated to the class A common stock shareholders and $3,852,000 to the class B common stock shareholders. For the year ended December 31, 2016, pro forma net income of $12,607,000 has been allocated to the class A common stock shareholders and $6,195,000 to the class B common stock shareholders in computing earnings per share.

(G)	Book Value per share, calculated as total shareholders’ equity divided by total shares outstanding which include both class A and class B common shares.

(H)	The ratio of earnings to fixed charges are calculated by dividing earnings available for fixed charges by fixed charges, as presented in the table below. Earnings available for fixed charges are calculated as the sum of (a) income before income taxes, (b) fixed charges, as defined below, and amortization of capitalized interest. Fixed charges are calculated as the sum of (a) interest costs (expensed and capitalized and amortization of debt issuance costs) and (b) the portion of rental expense that is representative of the interest factor.

	Actual June 30, 2017	Pro Forma June 30, 2017	Actual December 31, 2016	Pro Forma December 31, 2016
Earnings:
Income before income taxes	$18,450	$17,005	$31,356	$28,305
Fixed charges	187	1,632	497	3,548
Amortization of capitalized interest	4	4	13	13
Earnings available for fixed charges	$18,641	$18,641	$31,866	$31,866

Fixed Charges:
Interest expense	$50	$1,495	$190	$3,241
Portion of rents representative of interest factor*	137	137	307	307
Total fixed charges	$187	$1,632	$497	$3,548

Ratio of earnings to fixed charges	99.7x	11.42x	64.12x	8.98x

*For purposes of this calculation, one-third of rental expense has been used as an estimate of the interest within rental expense because the Company believes that is a reasonable approximation of the interest factor.

EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth the ages as of the Record Date and present positions for each of our executive officers and directors:

Name	Age	Position
Michael D. Hays	62	Chief Executive Officer and Director
Steven D. Jackson	42	President
Kevin R. Karas	59	Senior Vice President Finance, Chief Financial Officer, Treasurer and Secretary
Donald M. Berwick (3) (4) (5)	71	Director
JoAnn M. Martin (1) (4) (5)	63	Director
Barbara J. Mowry (1) (2) (3) (4)	69	Director
John N. Nunnelly (1) (2) (3) (4) (5)	64	Director

______________________
(1) Member of the Audit Committee

(2) Member of the Compensation Committee

(3) Member of the Nominating Committee

(4) Member of the Strategic Planning Committee

(5) Member of the Leadership Development Committee

The following is a brief description of the professional experience and background of our directors and executive officers:

Michael D. Hays has served as Chief Executive Officer and a director since he founded the Company in 1981. He also served as President of the Company from 1981 to 2004 and from July 2008 to July 2011. Prior to founding the Company, Mr. Hays served for seven years as a Vice President and a director of SRI Research Center, Inc. (n/k/a the Gallup Organization).

Steven D. Jackson has served as President of the Company since October 2015. He served as Group President from October 2014 until September 2015, during which time he oversaw the Company’s Market Insights, Transparency, and Predictive Analytics business units. Prior to joining the Company, Mr. Jackson served as Chief Strategy Officer for Vocera Communications where he was employed from 2007 to 2014. He also served as Chief Operating Officer for ExperiaHealth, a subsidiary of Vocera. Earlier in his career, Mr. Jackson held positions of increasing responsibility at The Advisory Board Company, Neoforma, and Stockamp & Associates.

Kevin R. Karas has served as Chief Financial Officer, Treasurer and Secretary of the Company since September 2011, and as Senior Vice President Finance since he joined the Company in December 2010. From 2005 to 2010, he served as Vice President of Finance for Lifetouch Portrait Studios, Inc., a national retail photography company.  Mr. Karas also previously served as Chief Financial Officer at CARSTAR, Inc., an automobile collision repair franchise business, from 2000 to 2005, Chief Financial Officer at Rehab Designs of America, Inc., a provider of orthotic and prosthetic services, from 1993 to 2000, and as a regional Vice President of Finance and Vice President of Operations at Novacare, Inc., a provider of physical rehabilitation services, from 1988 to 1993.  He began his career as a Certified Public Accountant at Ernst & Young.

Donald M. Berwick has served as a director of the Company since October 2015. Dr. Berwick is the former President and Chief Executive Officer of the Institute for Healthcare Improvement, which he co-founded and led for almost 20 years, and where he now serves as President Emeritus and Senior Fellow. He is also currently a Lecturer in the Department of Health Care Policy at Harvard Medical School. From July 2010 to December 2011, Dr. Berwick served as the Administrator of the Centers for Medicare and Medicaid Services as an appointee of President Barack Obama. Dr. Berwick previously served on the faculty of the Harvard Medical School and the Harvard School of Public Health (from 1974 to 2010). He was also vice chair of the U.S. Preventive Services Task Force (from 1990 to 1995), the first “Independent Member” of the Board of Trustees of the American Hospital Association (from 1996 to 1999) and the chair of the National Advisory Council of the Agency for Healthcare Research and Quality (from 1995 to 1999).

JoAnn M. Martin has served as a director of the Company since June 2001. Ms. Martin was elected President and Chief Executive Officer of Ameritas Life Insurance Corp., an insurance and financial services company, in July 2005. From April 2003 to July 2005, she served Ameritas Life Insurance Corp. as President and Chief Operating Officer. Prior thereto, Ms. Martin served as Senior Vice President and Chief Financial Officer of Ameritas for more than the last five years. In April 2009, Ms. Martin was elected President and Chief Executive Officer of Ameritas Holding Company and Ameritas Mutual Holding Company (previously named UNIFI Mutual Holding Company), where she had served as Executive Vice President and Chief Financial Officer for more than the last five years. Ms. Martin has served as an officer of Ameritas and/or its affiliates since 1988. Ms. Martin also serves as a director of Ameritas Life Insurance Corp. Separate Accounts (since 2003).

Barbara J. Mowry has served as a director of the Company since May 2014. Ms. Mowry founded, and is currently the Chief Executive Officer of, GoreCreek Advisors, a management consulting firm. Prior to founding GoreCreek Advisors, Ms. Mowry served as Senior Vice President - Data Integration of Oracle Corporation, an industry leading software, hardware and services company, from January 2010 through March 2011, and as President and Chief Executive Officer of Silver Creek Systems, Inc., a data quality solutions software company, from January 2003 to December 2009. Ms. Mowry served as a director of Axion Health (from 2012 to 2014) and the Federal Reserve Bank of Kansas City (from 2012 to 2014) where she was Chair of the Board from 2013 to 2014. Ms. Mowry also serves as a director of IMA Financial Group (since May 2017), a privately held diversified financial services company, and as a director of several not-for-profit organizations, including the Kauffman Foundation (since 2013), the University of Minnesota Executive Committee, Carlson School of Management and the Board of Overseers (since 2004), the Colorado Innovation Network (since 2013) and the National Association of Corporate Directors Colorado Chapter where she is a Leadership Fellow. Ms. Mowry previously served as a director of Gaiam, Inc. (from 1999 to 2013), Real Goods Solar, Inc. (from 2008 to 2013) and the Denver Branch of the Federal Reserve Bank of Kansas City (from 2008 to 2011).

John N. Nunnelly has served as a director of the Company since December 1997. Mr. Nunnelly is a retired Group President from McKesson Corporation, a leader in pharmaceutical distribution and healthcare information technology. During his 28-year career at McKesson, Mr. Nunnelly served in a variety of other positions including, Vice President of Strategic Planning and Business Development, Vice President and General Manager of the Amherst Product Group and Vice President of Sales-Decision Support. These responsibilities included leading several business units, including one with over $360 million in annual revenue. In addition, he was involved in managing a number of mergers and acquisitions. Mr. Nunnelly also serves as an adjunct professor at the University of Massachusetts, School of Nursing, advising students and faculty on matters pertaining to healthcare information technology.

There are no family relationships between any of the directors or executive officers of the Company.

Each director and executive officer is a United States citizen. Neither the Company, nor, to our knowledge, any of the directors or executive officers, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree, or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The executive officers and directors of the Company, as well as the Grandchildren’s Trust, intend to vote for the Proposed Transaction and recommend to the other shareholders of the Company that they support for the Proposed Transaction for the reasons set forth in this proxy statement, including under the section entitled “Special Factors — Reasons for the Proposed Transaction.” Accordingly, we expect the Proposed Transaction to be approved.

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information regarding the beneficial ownership of the Company’s class A common stock and class B common stock as of the Record Date (i.e., October [●], 2017) by: (a) each of our directors and named executive officers; (b) all of the directors and executive officers as a group; and (c) each person or entity known to the Company to be the beneficial owner of more than 5% of either class of the Common Stock. Except as otherwise indicated in the footnotes, each of the holders listed below has sole voting and investment power over the shares beneficially owned. As of the Record Date, there were [●] shares of class A common stock and [●] shares of class B common stock outstanding.

	Shares Beneficially Owned
	Class A Common Stock			Class B Common Stock
Name of Beneficial Owner	Shares		%	Shares		%
Directors and Executive Officers(1)
Michael D. Hays (6)	5,489,916	(2)(4)	26.1%	1,975,833	(3)(5)	55.8%
Steven D. Jackson	125,983	(4)	*	20,997	(5)	*
Kevin R. Karas	40,208	(4)	*	6,755	(5)	*
Donald M. Berwick	72,000	(4)	*	12,000	(5)	*
JoAnn M. Martin	391,276	(4)	1.8%	61,733	(5)	1.7%
Barbara J. Mowry	144,000	(4)	*	24,000	(5)	*
John N. Nunnelly	265,784	(4)	1.3%	45,900	(5)	1.3%
All directors, nominees and executive officers as a group (seven persons)	6,529,167	(4)	29.5%	2,147,218	(5)	57.8%

Other Holders
Michael and Karen Hays Grandchildren’s Trust dated March 9, 2009 and Kent E. Endacott, as the Special Holdings Direction Advisor under this Trust (6) (7)	5,765,900		27.5%	125,355		3.5%
Conestoga Capital Advisors LLC (8)	421,415		2.0%	216,810		6.1%
Kayne Anderson Rudnick Investment Management LLC (9)	1,350,222		6.4%	0		*

_______________________

* Denotes less than 1%.

(1)	The address of all directors and officers is 1245 Q Street, Lincoln, Nebraska 68508.
(2)	Includes 139,045 shares of class A common stock held by Mr. Hays’ wife. Mr. Hays disclaims beneficial ownership of the shares held by his wife.
(3)	Includes 137 shares of class B common stock held by Mr. Hays’ wife. Mr. Hays disclaims beneficial ownership of the shares held by his wife.
(4)

Includes shares of class A common stock that may be purchased under stock options which are currently exercisable or exercisable within 60 days of the Record Date, as follows:  Dr. Berwick, 72,000 shares; Mr. Hays, 100,917 shares; Mr. Jackson, 0 shares; Mr. Karas, 26,403 shares; Ms. Martin, 216,000 shares; Mr. Nunnelly, 237,084 shares; Ms. Mowry, 144,000 shares; and all directors and executive officers as a group, 796,440 shares.

(5)

Includes shares of class B common stock that may be purchased under stock options which are currently exercisable or exercisable within 60 days of the Record Date, as follows:  Dr. Berwick, 12,000 shares; Mr. Hays, 2,491 shares; Mr. Jackson, 0 shares; Mr. Karas, 4,400 shares; Ms. Martin, 30,000 shares; Mr. Nunnelly, 42,000 shares; Ms. Mowry, 24,000 shares; and all directors and executive officers as a group, 114,891 shares.

(6)

Prior to the Proposed Transaction, the Grandchildren’s Trust and Mr. Hays will effect the Swap pursuant to which the Grandchildren’s Trust will receive 208,645 shares of class B common stock from Mr. Hays in return for the Grandchildren’s Trust transferring to Mr. Hays an equivalent value amount of shares of class A common stock.

(7)

The trustee of this Trust is Bessemer Trust Company of Delaware, N.A. and its address is 1007 N. Orange Street, Suite 1450, Wilmington, Delaware 19801. The address of the Special Holdings Direction Advisor for this Trust is c/o Woods & Aitken LLP, 301 South 13th Street, Suite 500, Lincoln, Nebraska 68508.

(8)

The number of shares owned set forth above in the table is as of or about June 30, 2017 as reported by Conestoga Capital Advisors LLC in its Form 13F filed with the Securities and Exchange Commission. The address for this shareholder is 550 E. Swedesford Rd. Suite 120 Wayne, Pennsylvania 19087. This shareholder reports sole dispositive power with respect to all of these shares, sole voting power over 420,290 of these class A common shares and 216,223 of these class B common shares and no voting power over the remaining shares.

(9)

The number of shares owned set forth above in the table is as of or about December 31, 2016 as reported by Kayne Anderson Rudnick Investment Management LLC in its Schedule 13G filed with the Securities and Exchange Commission. The address for this shareholder is 1800 Avenue of the Stars, 2nd Floor, Los Angeles, California 90067. This shareholder reports sole voting and dispositive power with respect to 303,508 of these shares and shared voting and dispositive power with respect to 1,046,714 of these shares.

TRANSACTIONS WITH RELATED PERSONS

Except as otherwise disclosed in this section, there were no transactions during the past two years (1) between the Company, or any of the Company's affiliates that are not natural persons, and Mr. Hays where the aggregate value of the transaction was more than one percent of the Company’s consolidated revenues, (2) between the Company and any of its executive officers, directors and/or affiliates where the aggregate value of the transaction or series of similar transactions with that person exceeded $60,000 or (3) between Mr. Hays and any of the Company’s other executive officers, directors and/or affiliates where the aggregate value of the transaction or series of similar transactions with that person exceeded $60,000.

Ms. Martin, a director of the Company, serves as President and Chief Executive Officer of Ameritas Life Insurance Corp. In connection with the Company’s regular assessment of its insurance-based associate benefits and the costs associated therewith, which is conducted by an independent insurance broker, in 2007 the Company began purchasing dental insurance for certain of its associates from Ameritas Life Insurance Corp. and, in 2009, the Company also began purchasing vision insurance for certain of its associates from Ameritas Life Insurance Corp. The total value of these purchases, which were conducted in arms’ length transactions and approved by the Audit Committee pursuant to our related person transaction policies and procedures, were $120,000 for the six-month period ended June 30, 2017, $232,000 in 2016 and $227,000 in 2015.

Mr. Hays, the founder, chief executive officer, majority shareholder and director of the Company, is an owner of 14% of the equity interest of Nebraska Global Investment Company LLC (“Nebraska Global”). The Company, directly or indirectly through its former subsidiary Customer-Connect LLC, purchased certain services from Nebraska Global, primarily consisting of software development services. The total value of these purchases, which were conducted in arms’ length transactions and approved by the Audit Committee pursuant to our related person transaction policies and procedures, were $488,000 in 2016 and $440,000 in 2015. There were no purchases from Nebraska Global in 2017. In addition, in 2015 the Company purchased 25% of the equity units of Customer-Connect LLC, from Nebraska Global for approximately $1.7 million.

AVAILABLE INFORMATION

The Company has filed the Schedule 13E-3 with the SEC in connection with the Proposed Transaction. As permitted by the rules and regulations of the SEC, this proxy statement does not contain all of the information set forth in the Schedule 13E-3. The Company is currently required to file reports and other information with the SEC under the Exchange Act. Copies of these reports and other information, including the Schedule 13E-3, are available at the SEC’s public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. Copies of such materials can also be obtained at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. These filings can also be viewed at the SEC’s website at http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows the Company to “incorporate by reference” the information it files with the SEC into this proxy statement. This permits the Company to disclose important information to you by referring to these filed documents. The information incorporated by reference is an important part of this proxy statement. The following documents that the Company has filed with the SEC are incorporated by reference in this proxy statement:

●	Our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 3, 2017; and

●	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, filed with the SEC on August 4, 2017.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained herein or in any other subsequently filed document that is also or is deemed to be incorporated by reference herein modifies or supersedes such statement. Please note that any forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, in our Annual Report on Form 10-K for the year ended December 31, 2016 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2017 incorporated by reference herein are specifically excluded from the safe harbor for forward-looking statements provided by Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, for purposes of the Proposed Transaction.

If you are a beneficial owner of the Company’s Common Stock and would like a copy of any of the information incorporated by reference in this proxy statement (other than exhibits to such information, unless such exhibits are specifically incorporated by reference into such information), the Company will provide it to you without charge. If you would like to receive any of this information, please call (402) 475-2525 or write the Company at Kevin R. Karas, Secretary, National Research Corporation, 1245 Q Street, Lincoln, Nebraska 68508.

FORWARD-LOOKING STATEMENTS

This proxy statement and other reports that the Company files with the SEC contain forward-looking statements about the Proposed Transaction and the Company’s business. For this purpose, any statements that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements are based on management’s current expectations, and generally can be identified by the use of words such as “believes,” “contemplates,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “can,” “will,” “may,” and other similar expressions. These forward-looking statements include, but are not limited to, statements concerning the following:

●	the completion of the Proposed Transaction;

●	the effects, including expected benefits and tax consequences, of the Proposed Transaction;

●	the estimated number of shares of class B common stock to be cashed out in the Reverse Split;

●

the expected cost of the Proposed Transaction, including the estimated amount to be paid to cash out the holders of fewer than 1,764,560 shares of class B common stock in the Reverse Split and the estimated amount to be paid to cash out the holders of options to purchase class B common stock and restricted shares of class B common stock;

●	The amount and terms of any indebtedness incurred in connections with the Proposed Transaction; and

●	the cost savings that the Company expects as a result of no longer paying dividends on the 1,775,684 shares of class B common stock being cashed out in the Reverse Split.

These forward-looking statements are subject to a number of risks and uncertainties, and future events and actual results could differ materially from those described in, contemplated by or underlying these forward-looking statements. These risks and uncertainties include, but are not limited to:

●	the occurrence of any event, change or other circumstance that could give rise to the delay or abandonment of the Proposed Transaction;

●

the commencement of any legal proceedings relating to the Proposed Transaction or the termination of the registration of the class B common stock with the SEC and the delisting of the class B common stock with Nasdaq, and the outcome of any such proceedings that may be instituted; and

●	the amount of the costs, fees, expenses and charges that the Company incurs in connection with the Proposed Transaction.

For these reasons, you should not place undue reliance on any forward-looking statements included in this proxy statement. The forward-looking statements included in this proxy statement are made only as of the date of this proxy statement, and the Company expressly disclaims any intent or obligation to update any forward-looking statements to reflect subsequent events of circumstances, except as required by law.

Because the Proposed Transaction is technically a “going private” transaction within the meaning of Rule 13E-3 under the Exchange Act by reason of delisting and deregistering our class B common stock, the forward-looking statements contained in this proxy statement made in connection with the Proposed Transaction are excluded from the safe harbor protection provided by the Private Securities Litigation Reform Act of 1995, as amended, and Section 27A of the Securities Act . In addition, the forward-looking statements made in periodic reports incorporated by reference to this proxy statement are excluded from the safe harbor protection provided by the Private Securities Litigation Reform Act of 1995, as amended, and Section 27A of the Securities Act.

MISCELLANEOUS

The Company does not currently intend to bring before the Special Meeting any matters other than those set forth herein. Pursuant to our By-Laws, no matters may be brought before the Special Meeting other than as set forth in the attached Notice of Special Meeting of Shareholders.

Expenses

The cost of soliciting proxies will be borne by the Company. In addition to soliciting proxies by mail, proxies may be solicited personally and by telephone by certain officers and regular associates of the Company. Such individuals will not be paid any additional compensation for such solicitation. The Company will reimburse brokers and other nominees for their reasonable expenses in communicating with the persons for whom they hold Common Stock.

Please see the section entitled “Additional Information Regarding the Proposed Transaction – Source and Amount of Funds and Expenses” for a more detailed discussion of the estimated expenses of the Proposed Transaction.

Shareholder Proposals

Proposals that shareholders of the Company intend to present at and have included in the Company’s proxy statement for the 2018 annual meeting pursuant to Rule 14a-8 under the Exchange Act (“Rule 14a-8”), must be received by the Company by the close of business on December 4, 2017. In addition, a shareholder who otherwise intends to present business at the 2018 annual meeting (including nominating persons for election as directors) must comply with the requirements set forth in the Company’s By-Laws. Among other things, to bring business before an annual meeting, a shareholder must give written notice thereof, complying with the By-Laws, to the Secretary of the Company not less than 60 days and not more than 90 days prior to the second Wednesday in the month of April (subject to certain exceptions if the annual meeting is advanced or delayed a certain number of days). Under the By-Laws, if the Company does not receive notice of a shareholder proposal submitted otherwise than pursuant to Rule 14a-8 (i.e., proposals shareholders intend to present at the 2018 annual meeting but do not intend to include in the Company’s proxy statement for such meeting) prior to February 10, 2018, then the notice will be considered untimely and the Company will not be required to present such proposal at the 2018 annual meeting. If the Board chooses to present such proposal at the 2018 annual meeting, then the persons named in proxies solicited by the Board for the 2018 annual meeting may exercise discretionary voting power with respect to such proposal.

Multiple Shareholders Sharing the Same Address

Pursuant to the rules of the SEC, services that deliver the Company’s communications to shareholders that hold their stock through a bank, broker or other holder of record may deliver to multiple shareholders sharing the same address a single copy of this proxy statement, unless the Company has received contrary instructions from one or more of the shareholders. Upon written or oral request, the Company will promptly deliver a separate copy of this proxy statement to any shareholder at a shared address to which a single copy of this proxy statement was delivered. For future deliveries of annual reports to shareholders and/or proxy statements, shareholders may also request that we deliver multiple copies at a shared address to which a single copy of each document was delivered. Shareholders sharing an address who are currently receiving multiple copies of the annual report to shareholders and/or proxy statement may also request delivery of a single copy. Shareholders may notify the Company of their requests by calling or writing Kevin R. Karas, Secretary, National Research Corporation, at (402) 475-2525 or 1245 Q Street, Lincoln, Nebraska 68508.

By Order of the Board of Directors
NATIONAL RESEARCH CORPORATION

Kevin R. Karas
Secretary

October [●], 2017

Appendix A

PROPOSED FORM OF
REVERSE STOCK SPLIT AMENDMENT

The second paragraph of Article 2 of the Amended and Restated Articles of Incorporation of National Research Corporation is hereby amended and replaced in its entirety as follows:

Upon this amendment to the Amended and Restated Articles of Incorporation becoming effective pursuant to the Wisconsin Business Corporation Law (the “Effective Time”), and without any further action on the part of the corporation or its shareholders, each 1,764,560 shares of the Class B Common Stock then issued and outstanding shall be automatically converted into one (1) fully-paid and nonassessable share of Class B Common Stock (the “Reverse Split”). Notwithstanding the foregoing, no fractional shares of Class B Common Stock shall be issued, and any shareholder who would otherwise be entitled to receive a fraction of a share of Class B Common Stock shall, in lieu of receiving such fractional share, be entitled to receive a cash payment equal to the number of shares of Class B Common Stock held immediately prior to the Effective Time multiplied by $53.44, without interest. Notwithstanding anything in these Amended and Restated Articles of Incorporation to the contrary, including, without limitation, Section B(4) of this Article 2, the Reverse Split may occur without a simultaneous split of the Class A Common Stock.

A-1

Appendix B

PROPOSED FORM OF
FORWARD STOCK SPLIT AMENDMENT

The second paragraph of Article 2 of the Amended and Restated Articles of Incorporation of National Research Corporation is hereby amended and replaced in its entirety as follows:

Upon this amendment to the Amended and Restated Articles of Incorporation becoming effective pursuant to the Wisconsin Business Corporation Law (the “Effective Time”), and without any further action on the part of the corporation or its shareholders, each share of the Class B Common Stock then issued and outstanding shall be automatically converted into 1,764,560 fully-paid and nonassessable shares of Class B Common Stock (the “Forward Split”). Notwithstanding anything in these Amended and Restated Articles of Incorporation to the contrary, including, without limitation, Section B(4) of this Article 2, the Forward Split may occur without a simultaneous split of the Class A Common Stock.

B-1

Preliminary Proxy - Subject to Completion

PROXY

▼ PLEASE SIGN, DATE AND RETURN USING THE ENVELOPE PROVIDED ▼

NATIONAL RESEARCH CORPORATION

D/B/A NRC HEALTH

SPECIAL MEETING OF SHAREHOLDERS

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Michael D. Hays and Kevin R. Karas, and each of them, as Proxies with the power of substitution (to act jointly or if only one acts then by that one) and hereby authorizes them to represent and to vote as designated below all of the shares of class A common stock and/or class B common stock of National Research Corporation held of record by the undersigned on October [●], 2017, at the Special Meeting of Shareholders to be held on November [●], 2017, or any adjournment or postponement thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted “FOR” the Reverse Stock Split and “FOR” the Forward Stock Split. THE BOARD RECOMMENDS A VOTE “FOR” THE REVERSE STOCK SPLIT AND “FOR” the FORWARD STOCK SPLIT. Although the Reverse Stock Split and the Forward Stock Split are being voted on separately, neither will be implemented unless both are approved.

1.     APPROVAL OF AN AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED ARTICLES OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF THE COMPANY’S OUTSTANDING SHARES OF CLASS B COMMON STOCK AT A RATIO OF 1-FOR-1,764,560 and waive the application to such reverse stock split of any provision in THE COMPANY’S AMENDED AND RESTATED ARTICLES OF INCORPORATION to the contrary, including, without limitation, Section B(4) of Article 2:

☐ FOR	☐ AGAINST	☐ ABSTAIN

2.     APPROVAL OF AN AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED ARTICLES OF INCORPORATION TO EFFECT A FORWARD STOCK SPLIT OF THE COMPANY’S OUTSTANDING SHARES OF CLASS B COMMON STOCK AT A RATIO OF 1,764,560-FOR-1 IMMEDIATELY FOLLOWING THE REVERSE STOCK SPLIT and waive the application TO SUCH FORWARD STOCK SPLIT of any provision in THE COMPANY’S AMENDED AND RESTATED ARTICLES OF INCORPORATION to the contrary, including, without limitation, Section B(4) of Article 2:

☐ FOR	☐ AGAINST	☐ ABSTAIN

Note: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Check appropriate box indicating changes below: Address Change? ☐ Name Change? ☐	Date__________________________, 2017 NO. OF SHARES __________

☐ Please check this box if you plan to attend the Special Meeting. Number of persons attending: _____.	__________________________________________________ (Registered Owner) __________________________________________________ (Registered Owner if held jointly)

Signature(s) in Box

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.